Exhibit 10.1
EXECUTION
EQUITY PURCHASE AGREEMENT
dated as of February 28, 2011
Among
HEALTH CARE REIT, INC.,
FC-GEN INVESTMENT, LLC
and
FC-GEN OPERATIONS INVESTMENT, LLC

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Page
ARTICLE XII DEFINITIONS	66

Section 12.1 Definitions	66

EXHIBITS

Exhibit A	Form of Call and Exchange Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Seller Disclosure Schedule
Exhibit D	Form of Master Lease Agreement
Exhibit E	Form of Adventist Portfolio Letter Agreement
Exhibit F	Form of Amended and Restated OpCo LLC Agreement
Exhibit G	Form of Reorganization Agreement
Exhibit H	Form of Excluded JV Interests Agreement

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EXECUTION
EQUITY PURCHASE AGREEMENT
          EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2011, is made and entered into by and among Health Care REIT, Inc., a Delaware corporation (“Buyer”), FC-GEN Investment, LLC, a Delaware limited liability company (“Seller”), and FC-GEN Operations Investment, LLC, a Delaware limited liability company (“OpCo”).
          WHEREAS, Seller is owner, beneficially and of record, of all of the issued and outstanding Equity Interests (the “Membership Interests”) of FC-GEN Acquisition Holding, LLC, a Delaware limited liability company (the “Company”);
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests of the Company on the terms and subject to the conditions set forth herein; and
          WHEREAS, prior to the Closing, the Company will effect the transactions contemplated by the Reorganization Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
PURCHASE AND SALE; PURCHASE PRICE
          Section 1.1 Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances.
          Section 1.2 Certain Definitions. For purposes of this Agreement,
          (a) “Actual Net Prorations” means (i) all Impositions imposed upon or assessed against the Real Property to the extent attributable to periods prior to, and unpaid as of, 12:01 a.m. local time on the Closing Date, minus (ii) all Prorated Assets with respect to the Real Property as of 12:01 a.m. local time on the Closing Date. To the extent the Actual Net Prorations amount is positive, such amount shall be deducted from the Closing Consideration and to the extent the Actual Net Prorations amount is negative, such amount shall be added to the Closing Consideration.
          (b) “Closing Date Debt” means all Indebtedness of the Company and its Subsidiaries (excluding any Indebtedness that is assumed by OpCo and its Subsidiaries pursuant to the Reorganization Agreement) as of immediately prior to the Closing determined on a consolidated basis (including all prepayment or other penalties, yield maintenance expenses, premiums, accrued interest, fees and other amounts due with respect thereto as of the Closing Date and which have not been paid as of the Closing).

          (c) “Closing Consideration” means (A) $2,400,000,000, plus (B) an amount equal to the Cash and Cash Equivalents held by the Company and its Subsidiaries (excluding any Cash and Cash Equivalents that is transferred to OpCo and its Subsidiaries pursuant to the Reorganization Agreement) as of the Closing Date, minus (C) Closing Date Debt, minus (D) the Company Transaction Cost Amount, plus / minus (as applicable) (E) the Actual Net Prorations.
          Section 1.3 Determination of Estimated Closing Consideration. At least five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a written calculation (the “Price Calculation”) setting forth in reasonable detail Seller’s estimate of the Closing Consideration (the “Estimated Closing Consideration”) and the components thereof, including an estimate of Actual Net Prorations (“Estimated Net Prorations”) and the Closing Payment Amount. Such Price Calculation shall be prepared in good faith by Seller. Seller shall cause the Company to provide Buyer with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Price Calculation prior to the Closing Date.
          Section 1.4 Post-Closing Adjustments.
          (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, OpCo shall:
          (i) prepare, in accordance with the Agreed Accounting Principles and in good faith, a balance sheet with respect to the Company as of the close of business on the last Business Day preceding the Closing Date (the “Preliminary Closing Balance Sheet”);
          (ii) determine the amount of the Closing Consideration (the “Preliminary Closing Consideration”) and each component thereof in reasonable detail in accordance with the provisions of this Agreement; and
          (iii) deliver to Buyer the Preliminary Closing Balance Sheet and a calculation of the Preliminary Closing Consideration (the “Preliminary Accounting Report”).
          (b) Following receipt of the Preliminary Accounting Report, Buyer may review the same and, within forty-five (45) days after the date of such receipt (the “Notice Period”), may deliver to Seller written notice setting forth its objections (if any) to the Preliminary Closing Balance Sheet and the computation of the Preliminary Closing Consideration as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event Buyer does not object to the Preliminary Closing Consideration within the Notice Period, the Preliminary Closing Balance Sheet and the Preliminary Closing Consideration set forth in the Preliminary Accounting Report shall be final and binding as the “Closing Balance Sheet” and the Closing Consideration,

respectively, for purposes of this Agreement but, subject to Section 9.7, shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (c) In the event Buyer so objects to the Preliminary Closing Balance Sheet or the Preliminary Closing Consideration within the Notice Period, Buyer and Seller shall use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences properly set forth in such notice as to the Preliminary Closing Balance Sheet and the Preliminary Closing Consideration and, in the event Buyer and Seller so resolve all such differences, the Preliminary Closing Balance Sheet and the Preliminary Closing Consideration set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Closing Balance Sheet and the Closing Consideration, respectively, for purposes of this Agreement but, subject to Section 9.7, shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (d) In the event any objections raised by Buyer are not resolved by Agreed Adjustments within the thirty (30) day period next following the delivery of any objections notice by Buyer pursuant to Section 1.4(b), then Buyer and Seller shall submit the objections that are then unresolved to PricewaterhouseCooopers LLP or another national accounting firm acceptable to both Buyer and Seller (the “Accounting Firm”), and such firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and Seller as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles and this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The Preliminary Closing Balance Sheet and the Preliminary Closing Consideration, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Closing Balance Sheet and the Closing Consideration, respectively, for purposes of this Agreement but, subject to Section 9.7, shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (e) The parties hereto shall make available to Buyer, Buyer’s accountants, Seller, Seller’s accountants and, if applicable, the Accounting Firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare, review or analyze the Preliminary Accounting Report or any matters submitted to the Accounting Firm pursuant to this Section 1.4. The fees and expenses of the Accounting Firm shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in proportion to the amount unsuccessfully disputed by each party (as determined by the Accounting Firm) as a fraction of the total amount in dispute.
          Section 1.5 Payment of the Adjustment. Promptly, but in no event later than five (5) Business Days, following the final determination of the Closing Balance Sheet and the Closing Consideration pursuant to Section 1.4(b), Section 1.4(c) or Section 1.4(d), the following shall occur:

          (a) If the Estimated Closing Consideration exceeds the Closing Consideration by an amount (such excess, the “Overestimate”) that is greater than the Indemnity Escrow Amount, then Buyer shall be entitled to be paid the entire Indemnity Escrow Amount from the Escrow Account (as defined below) in accordance with the Escrow Agreement and (ii) Buyer shall be entitled to be paid the amount in cash, if any, by which the Overestimate exceeds the Indemnity Escrow Amount from OpCo by wire transfer of immediately available funds.
          (b) If the Overestimate is greater than zero but less than the Indemnity Escrow Amount, then Buyer shall be entitled to be paid from the Escrow Account an amount in cash equal to the Overestimate.
          (c) If the Closing Consideration exceeds the Estimated Closing Consideration (the amount by which the Closing Consideration exceeds the Estimated Closing Consideration being referred to herein as the “Underestimate”), then Buyer shall pay to Seller by wire transfer of immediately available funds, an amount in cash equal to the Underestimate.
          Section 1.6 Withholding Rights. Buyer and Seller shall agree ten (10) days prior to Closing regarding any amounts to be deducted or withheld from the consideration otherwise payable pursuant to this Agreement to Seller under the Code, or any provision of state, local, or foreign Tax law. To the extent the amounts are so withheld and paid over to the appropriate Tax Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
          Section 1.7 Valuation Opinion. Prior to the Closing, Seller shall cause the Company to receive from the Valuation Firm an opinion designated as “final” by Seller with respect to the fair market valuation of OpCo as of the Closing Date determined on a marketable controlling-interest basis (the “Closing Date Valuation Opinion”). The parties hereto agree that the aggregate fair market value of the Equity Interests in OpCo, at the time of the transfer of such Equity Interests pursuant to the Reorganization Agreement, for U.S. federal and applicable state income Tax purposes, shall be equal to (i) if the Closing Date Valuation Opinion provides a specific fair market value of such Equity Interests, such fair market value or (ii) as specified by Seller and reasonably acceptable to Buyer. The parties agree that they shall not, and shall not permit their Affiliates to, take a position on any Tax Return that is inconsistent with such determination.
ARTICLE II
CLOSING
          Section 2.1 Closing Date.
          (a) The closing of the transactions contemplated by this Agreement to be consummated on the Closing Date (the “Closing”) shall be consummated at 10:00 a.m., local time, on the second (2nd) Business Day following the day on which the last of the conditions set forth in Articles VII and VIII have been satisfied or waived (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions) at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.”
          (b) Notwithstanding the foregoing, the Closing shall become effective as of 12:01 a.m., local time, on the Closing Date.
          Section 2.2 Escrow Agent. On or prior to the Closing, Buyer, Seller and JPMorgan Chase Bank, N.A. (in its capacity as such, the “Escrow Agent”) acting as the escrow agent, shall enter into, execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).
          Section 2.3 Payments on the Closing Date.
          (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount (the “Closing Payment Amount”) equal to (i) the Estimated Closing Consideration, minus (ii) the Buyer Funded Escrow Amount.
          (b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall, by wire transfer of immediately available funds, deposit and place in escrow with the Escrow Agent an amount equal to the Buyer Funded Escrow Amount, consisting of (i) the Indemnity Amount, (ii) the Excluded JV Interests Amount and (iii) the Buyer Funded Tax Escrow Amount.
          (c) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall cause Genesis HealthCare Corporation, by wire transfer of immediately available funds, to deposit and place in escrow with the Escrow Agent an amount equal to the Genesis Funded Tax Escrow Amount. The Buyer Funded Escrow Amount and the Genesis Funded Tax Escrow Amount shall be referred to herein collectively as the “Escrow Amount.” The Escrow Amount shall be held in a separate segregated escrow account maintained by the Escrow Agent pursuant to the Escrow Agreement (such segregated escrow account being referred to as the “Escrow Account”).
          (d) At the Closing, Buyer shall pay to the respective lenders under the Closing Date Debt by wire transfer of immediately available funds all amounts due thereunder as set forth in the Payoff Letters, to the extent Buyer has not assumed such Closing Date Debt as of the Closing.
          Section 2.4 Deliveries to Buyer. At the Closing, on the terms and subject to the conditions of this Agreement, the Seller shall deliver, or shall cause to be delivered, to Buyer each of the following:
          (a) a copy of the Certificate of Formation of each of the Company (the “Company Certificate”) and its Subsidiaries that will execute any

Seller Ancillary Agreement (each, a “Subsidiary Certificate”) (excluding OpCo and its Subsidiaries), Seller (the “Seller Certificate”) and OpCo (the “OpCo Certificate”) as of the Closing Date certified as of a recent date by the Secretary of State of the applicable jurisdiction;
          (b) (i) a certificate of good standing of each of the Company and its Subsidiaries that will execute any Seller Ancillary Agreement, Seller and OpCo, issued as of a recent date by the Secretary of State of the applicable jurisdiction and (ii) with respect to each other Subsidiary of the Company, a certificate of the Secretary or Assistant Secretary of the Company that there have been no changes to the status of such Subsidiary under its jurisdiction of organization since the date of the certificate of good standing previously Delivered to Buyer with respect to such Subsidiary;
          (c) a certificate of each of the Secretary or Assistant Secretary of each of the Company and its Subsidiaries that will execute any Seller Ancillary Agreement, Seller and OpCo, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the following matters for itself to the extent relevant: (i) no amendments to the Company Certificate or any Subsidiary Certificate, the Seller Certificate or the OpCo Certificate, as applicable, since a specified date; (ii) the operating agreement of the Company (the “Company Operating Agreement”), each of its Subsidiaries that will execute any Seller Ancillary Agreement, Seller (the “Seller Operating Agreement”) and OpCo, as applicable, in effect from the date hereof to immediately prior to the Closing; (iii) the resolutions of the governing bodies and the members, as applicable, of Seller, OpCo, the Company and each of its Subsidiaries that will execute any Seller Ancillary Agreement authorizing the execution and performance of this Agreement, any Seller Ancillary Agreements and the transactions contemplated hereby in accordance with the Delaware Limited Liability Company Act; and (iv) the incumbency of the officers of the Company and its Subsidiaries that will execute any Seller Ancillary Agreement, Seller and OpCo executing this Agreement and any Seller Ancillary Agreement;
          (d) the certificates contemplated by Sections 7.1 and 7.2, each duly executed by an authorized officer of Seller;
          (e) the Master Lease Agreement, duly executed by Genesis Operations, LLC;
          (f) copies of all consents, waivers or approvals obtained by Seller, the Company, the Company’s Subsidiaries or OpCo with respect to the consummation of the transactions contemplated by this Agreement;
          (g) duly executed resignations, effective as of the Closing Date, of each of the officers and directors of the Company and its Subsidiaries (excluding OpCo and its Subsidiaries);
          (h) the Escrow Agreement, dated the Closing Date, duly executed by Seller;
          (i) the Call and Exchange Agreement, duly executed by OpCo and the other parties thereto Affiliated with Seller;

          (j) a certification of non-foreign status of Seller, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b);
          (k) minute books and equity ledger of the Company and each of its Subsidiaries (excluding OpCo and its Subsidiaries);
          (l) equity transfer powers regarding the Membership Interests;
          (m) the Adventist Portfolio Letter Agreement, duly executed by all parties thereto other than FC-GEN Real Estate, LLC;
          (n) the Amended and Restated OpCo LLC Agreement, duly executed by all equity holders of OpCo;
          (o) the sublease agreements for the Facilities set forth on Schedule 2.4(o), duly executed by OpCo and each subtenant (the “OpCo Subleases”);
          (p) the Meridian 7 Master Lease Agreement, duly executed by Genesis Operations II, LLC;
          (q) the guaranty in respect of (i) the Master Lease and (ii) the Lease Guarantees, duly executed by OpCo (the “OpCo Guaranty”);
          (r) the purchase option in favor of FC-JEN Leasing, LLC, or a Subsidiary thereof, in respect of the parcel of land adjacent to Heritage Center (MD) that is owned by FC-GEN Real Estate, LLC (the “Heritage Center Option”), duly executed by Odd Lot LLC;
          (s) the agreement regarding the possible closure of Facilities which, for the purpose of the Master Lease, shall not be included in the Bed Cap (as such term is defined in the Master Lease) (the “Bed Cap Agreement”), duly executed by Genesis Operations, LLC;
          (t) the agreement between Buyer and Seller in respect of the Sandy River Portfolio which shall provide that at Buyer’s direction, Seller shall exercise the purchase options in respect of the Sandy River Portfolio and promptly thereafter convey the fee interest in the properties to Buyer or its Subsidiaries, in each case, at Buyer’s sole cost and expense, and upon such transfer the Sandy River Portfolio shall become subject to the Master Lease (the “Sandy River Portfolio Agreement”), duly executed by Seller;
          (u) the agreement to be entered into between Buyer and Seller regarding the transfer of the interests in the Excluded JV Interests from Seller’s Subsidiaries to Buyer’s Subsidiaries (the “Excluded JV Interests Agreement”), duly executed by Seller;
          (v) the agreement among Buyer, OpCo, FC-GEN Real Estate, LLC and Genesis Operations, LLC regarding the reorganization of the Subsidiaries of OpCo (the “OpCo Reorganization Agreement”), duly executed by OpCo and Genesis Operations, LLC;
          (w) the Reorganization Agreement, duly executed by all parties thereto; and

          (x) such certificates of the Company and other documents as Buyer or its counsel may reasonably require (with the consent of Seller, which consent will not be unreasonably withheld) to consummate the transactions contemplated by this Agreement.
          Section 2.5 Deliveries to Seller. At the Closing, on the terms and subject to the conditions of this Agreement, Buyer shall deliver, or shall cause to be delivered, to Seller each of the following:
          (a) the certificate contemplated by Section 8.1, duly executed by authorized officers of Buyer;
          (b) a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) no amendments to the articles of incorporation of Buyer since a specified date; (ii) the bylaws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
          (c) the Escrow Agreement, dated the Closing Date, duly executed by Buyer;
          (d) the Master Lease Agreement, duly executed by FC-GEN Real Estate, LLC;
          (e) the Call and Exchange Agreement, duly executed by Buyer;
          (f) the Adventist Portfolio Letter Agreement, duly executed by FC-GEN Real Estate, LLC;
          (g) the Amended and Restated OpCo LLC Agreement, duly executed by Buyer;
          (h) if applicable, evidence of the payments required pursuant to Section 2.3(c);
          (i) if applicable, evidence of any lien releases contemplated by Section 8.6;
          (j) the Meridian 7 Master Lease Agreement, duly executed by FC-JEN Leasing, LLC;
          (k) the PropCo Subleases, duly executed by certain Subsidiaries of Buyer;
          (l) the Heritage Center Option, duly executed by FC-JEN Leasing, LLC or a Subsidiary thereof;
          (m) the Bed Cap Agreement, duly executed by FC-GEN Real Estate, LLC.
          (n) the Sandy River Portfolio Agreement, duly executed by Buyer;
          (o) the Excluded JV Interests Agreement, duly executed by Buyer;

          (p) the OpCo Reorganization Agreement, duly executed by Buyer and FC-GEN Real Estate, LLC; and
          (q) such certificates of Buyer and other documents as the Company or its counsel may reasonably require (with the consent of the Buyer, which consent will not be unreasonably withheld) to consummate the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows, except as otherwise expressly set forth in the disclosure schedule attached hereto as Exhibit C (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph will qualify only (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
          Section 3.1 Organization and Authority of Seller, the Company and its Subsidiaries.
          (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where Seller’s failure to be so qualified and in good standing, considered individually or in the aggregate with any such other failures, would not reasonably be expected to materially impair the ability of Seller to perform any of its respective obligations hereunder or reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby. Seller has full organizational power and authority to own the Membership Interests and to own or lease and operate its properties and assets and to carry on its business as now conducted.
          (b) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the Company’s failure to be so qualified and in good standing, considered individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company. No other jurisdiction has demanded, requested or otherwise indicated, in each case in writing, that the Company is required to qualify itself to do business in such jurisdiction. The Company has full organizational power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted. The Company has Delivered to Buyer true and complete copies of the Company’s minute books.
          (c) The Subsidiaries of the Company are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation, as applicable. The Company’s Subsidiaries are each duly qualified to transact business and are in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of such Subsidiary’s activities makes such qualification or licensing necessary, except where such Subsidiary’s failure to be so qualified and in good standing, considered individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company’s Subsidiaries are duly qualified in each of the jurisdictions listed on Schedule 3.1(c). No other jurisdiction has demanded, requested or otherwise indicated, in each case in writing, that any of the Company’s Subsidiaries is required to qualify itself to do business in such jurisdiction. Each of the Company’s Subsidiaries has full corporate power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company has Delivered to Buyer true and complete copies of the Company’s Subsidiaries’ minute books, if any.
          (d) Each of Seller and OpCo has all requisite power and authority to execute and deliver this Agreement and each of the Seller Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Each of the Company and its Subsidiaries, as applicable, has all requisite power and authority to execute and deliver each of the Seller Ancillary Agreements and to perform its obligations thereunder. The execution and delivery of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the governing bodies and the members or partners, as applicable, of Seller, OpCo, the Company and its Subsidiaries and no other organizational proceedings on the part of Seller, OpCo, the Company and its Subsidiaries are necessary to authorize this Agreement or the Seller Ancillary Agreements or any of the transactions contemplated hereby or thereby. This Agreement has been duly authorized, executed and delivered by Seller and OpCo and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is a legal, valid and binding obligation of Seller and OpCo enforceable in accordance with its terms subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to the relief of debtors or relating to or affecting creditors’ rights, and (ii) general principles of equity and rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Each of the Seller Ancillary Agreements has been duly authorized by Seller, OpCo, the Company and its Subsidiaries, as applicable, and upon execution and delivery by Seller, OpCo, the Company and its Subsidiaries, as applicable, will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Seller, OpCo, the Company and its Subsidiaries, as applicable, enforceable in accordance with its terms, in each case, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to the relief of debtors or relating to or affecting creditors’ rights, and (ii) general principles of equity and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          (e) Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, OpCo, the Company and its Subsidiaries, as applicable, nor the consummation of any of the transactions contemplated hereby or thereby by Seller, OpCo, the Company and its Subsidiaries, as applicable, nor compliance with or fulfillment of the terms, conditions or provisions hereof or thereof will:
          (i) conflict with, result in a breach or violation by Seller, OpCo, the Company or its Subsidiaries of the terms, conditions or provisions of, or constitute a default by Seller, OpCo, the Company or its Subsidiaries, an event of default on the part of Seller, OpCo, the Company or its Subsidiaries or an event creating rights of acceleration, termination or cancellation in another party (other than Seller, OpCo the Company or its Subsidiaries) or a loss of rights of Seller, OpCo, the Company or its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any of the Membership Interests or any Encumbrance (except for Permitted Encumbrances) upon the assets or the business of Seller, OpCo, the Company or its Subsidiaries, under (A) the Company Certificate, Company Operating Agreement or any similar organizational or governing documents of OpCo or any of the Company’s Subsidiaries, (B) the Seller Certificate or Seller Operating Agreement, (C) any Company Agreement, (D) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller, OpCo, the Company or its Subsidiaries is a party or to which the Membership Interests or the assets or properties of Seller, OpCo, the Company or its Subsidiaries are subject or by which Seller, OpCo, the Company or its Subsidiaries is bound, (E) any Court Order to which Seller, OpCo, the Company or its Subsidiaries or any of the Company’s Subsidiaries is a party or by which any of their respective assets or businesses are subject or by which the Company is bound or (F) any Requirements of Law affecting Seller, OpCo, the Company or its Subsidiaries or their respective assets or businesses, except, in the case of clause (C), (D) or (F), for any such breaches, violations, defaults or events that, when considered together, would not reasonably be expected to adversely affect Seller, OpCo, the Company or any of the Company’s Subsidiaries in any material respect; or
          (ii) require the approval, consent or authorization of any Person or the making by Seller, OpCo, the Company or its Subsidiaries of any declaration, filing or registration with any Governmental Body, except as may be necessary or advisable under any applicable antitrust or competition Requirements of Law and except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Seller or OpCo to perform any of its respective obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.
          Section 3.2 Capital Structure. The authorized Equity Interests of the Company consist of a single class of membership interests, all of which are owned by Seller.
          (a) At the close of business on the date immediately prior to date of this Agreement:

          (i) the Membership Interests are validly issued and fully paid;
          (ii) no Membership Interests of the Company were held in the treasury of the Company; and
          (iii) no other Equity Interests in the Company are outstanding.
          (b) There are no options, warrants, puts, calls, rights, arrangements, commitments or agreements to which Seller, the Company or any of its Subsidiaries is a party or by which it is bound obligating Seller, the Company or any of its Subsidiaries to issue, grant, sell, purchase, repurchase, convert, transfer, vote or redeem any Membership Interests or other Equity Interests that would be exercisable or exchangeable for, or convertible into, Membership Interests or other Equity Interests, whether on conversion of other securities or otherwise, or obligating Seller, the Company or any of its Subsidiaries to grant or enter into any such option, warrant, put, call, right, arrangement, commitment or agreement. No member of record of the Company or any of its Subsidiaries is a party to any currently effective option, warrant, put, call, agreement or arrangement relating to the sale, purchase, repurchase, conversion, exchange, voting, transfer or redemption of any Membership Interests or other Equity Interests or equivalents of the Company or any of its Subsidiaries. There are no outstanding written contractual obligations of the Company or any of its Subsidiaries obligating Seller, the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Membership Interests or other Equity Interests or to register any of the Membership Interests or other Equity Interests with the U.S. Securities and Exchange Commission.
          (c) As of the date of this Agreement, none of Seller, the Company and its Subsidiaries is a party to and there does not exist any written member agreement, voting trust agreement or any other similar Contract binding any member of record of the Company or any of its Subsidiaries and restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Equity Interests of the Company or any of its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the members of the Company on any matter.
          (e) None of the Membership Interests has been issued in violation of, or is now subject to, any preemptive or subscription rights, and all of the Membership Interests have been offered, issued, sold and delivered by the Company in compliance with all applicable Requirements of Law, including federal and state securities laws.
          (f) There are no unpaid accrued dividends (whether or not declared) with respect to the Membership Interests.
          Section 3.3 Subsidiaries and Investments.
          (a) The Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) control (by majority voting security ownership or contract) the direction of the management and policies of any Person who is not an individual. Schedule 3.3 sets forth the issued and outstanding Equity Interests of the Company’s Subsidiaries, all of which are owned by the Company except for the Equity Interests owned by other Person(s) as indicated in Schedule 3.3, and no other Equity Interests of the Company’s Subsidiaries are issued or outstanding or are, or may become, issuable pursuant to any outstanding convertible or similar security, instrument or agreement.
          (b) Except for entities formed in connection with the transactions contemplated by the Reorganization Agreement, the Company does not (i) hold securities possessing more than 10 percent of the total voting power of the outstanding voting securities of any one issuer, or (ii) hold securities possessing more than 10 percent of the total value of the outstanding securities of any one issuer. With respect to this Section 3.3(b), the term “securities” includes both equity and debt securities (including secured and unsecured debt) of an issuer, and “value” means (x) fair value as determined in good faith by the board of managers of the Company or (y) in the case of securities for which market quotations are readily available, the market value of such securities.
          (c) The Company does not hold any interests in any Person that (i) is taxed as a partnership for federal income Tax purposes, or (ii) is disregarded as a separate entity for federal income Tax purposes, such as grantor trusts, limited liability companies and certain other entities that have only one equity holder.
          Section 3.4 Financial Statements. Schedule 3.4 contains (i) the audited consolidated balance sheets of the Company at December 31, 2009 and December 31, 2008 and the related statements of operations for the fiscal years ended December 31, 2009 and December 31, 2008, and (ii) the unaudited balance sheet of the Company at September 30, 2010 (the “Interim Balance Sheet”) and the related unaudited statements of operations for the nine (9) months ended September 30, 2010. The financial statements described in clauses (i) and (ii) of the preceding sentence are collectively referred to as herein as the “Financial Statements”. The Financial Statements have been prepared in conformity with GAAP and present fairly in all material respects the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis as of their dates and for the periods covered thereby except that the Interim Balance Sheet does not contain any notes required by audited financial statements and is subject to normal, year-end audit adjustments.
          Section 3.5 Indebtedness; No Undisclosed Liabilities. Schedule 3.5 sets forth all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement and the respective holders thereof. Neither the Company nor any of its Subsidiaries is subject to any material liability, whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the Interim Balance Sheet, other than (a) liabilities incurred in the ordinary course of business consistent with past business practices that are not required by GAAP to be reflected on the Interim Balance Sheet, (b) liabilities incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past business practices, (c) liabilities reflected or reserved against in the Interim Balance Sheet and (d) the Transaction Costs.

          Section 3.6 Operations Since Interim Balance Sheet Date. Since September 30, 2010 (the “Interim Balance Sheet Date”) through the date of this Agreement:
          (a) there has not been any Material Adverse Change on the Company;
          (b) neither the Company nor any of its Subsidiaries has proposed a compromise or arrangement to its creditors generally related to its ability to satisfy its payment obligations to such creditors, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up or taken any proceeding to have a receiver appointed in connection with its interest in any Real Property, had any Person holding an Encumbrance take possession of its interest in any Real Property, or had any execution or distress become enforceable or levied upon any interest in any Real Property; and
          (c) except for actions required or expressly permitted to be taken by this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past business practices. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, (i) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.4(a) or Section 5.4(b) and (ii) none of the PropCo Entities has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.4.
          Section 3.7 Books and Records. The financial books and records of the Company and each of its Subsidiaries are complete and correct in all material respects for the periods for which they exist and accurately reflect in all material respects the transactions to which the Company and each of its Subsidiaries is a party or by which the assets of the Company or any of its Subsidiaries are bound and are maintained in all material respects to the extent applicable in accordance with GAAP. The minute books of the Company and each of its Subsidiaries contain records that are accurate and complete in all material respects of all meetings held of, and action taken by, members of the Company and each of its Subsidiaries, the board of managers (or equivalent body) of the Company and each of its Subsidiaries and any committees of the board of managers (or equivalent body) of the Company and each of its Subsidiaries. At, or within a reasonable period following, the Closing, all of the books and records related to the Company and each of its Subsidiaries or the business conducted thereby (excluding OpCo and its Subsidiaries) will be in the possession or control or available to (including for copying) Buyer.
          Section 3.8 Taxes.
          (a) (i) Each of the Company and its Subsidiaries (A) has timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Tax Authority having authority to do so) and all such Tax Returns are accurate and complete in all material respects, (B) has paid (or the Company has paid on its behalf) all material Taxes of it (whether or not shown on any Tax Return) that are due and payable, (C) has complied in all material respects with all applicable

Requirements of Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any similar provision of state, local or foreign Requirement of Law), (D) is not the subject of any pending audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of Seller, no audit, examination or other proceeding in respect of material Taxes is being considered by any Tax Authority, (E) does not have deficiencies for any material Taxes that have been proposed, asserted or assessed in writing against it or any Affiliate that will not have been fully paid or appropriately contested prior to the Closing Date (including any applicable interest charges, penalties or other additions to Taxes), and no requests for waivers of the time to assess any such Taxes have been agreed or are pending, (F) has not executed or filed (or had executed or filed on its behalf) with any Tax Authority any power of attorney with respect to any Taxes and (G) is not the subject of a claim that has been made by any Tax Authority, in a jurisdiction where it does not file a Tax Return, stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully paid or settled to the satisfaction of such Tax Authority, (ii) the Interim Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the Interim Balance Sheet, (iii) there are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith) with respect to any assets or properties of the Company or any of its Subsidiaries and (iv) none of the Company or any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder in any taxable year for which the applicable statute of limitations has not expired.
          (b) The relevant statute of limitations is closed with respect to all federal income Tax Returns of the Company and its Subsidiaries for all years through 2006. The Company and its Subsidiaries have delivered or made available to Buyer (i) complete and correct copies of all material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all material Tax rulings (including private letter rulings), revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
          (c) None of the Company or any of its Subsidiaries, (i) has been a member of an affiliated group filing a consolidated income Tax Return (other than a group the common parent of which was the Company) for any taxable period for which the relevant statute of limitations has not expired, (ii) is a party to any Tax Sharing Arrangement or advance pricing agreement (other than arrangements between or among the Company and any of its Subsidiaries) or (iii) has liability for the Taxes of any Person other than it and/or its Subsidiaries, as of the date of this Agreement, (x) pursuant to Treasury Regulations Section 1.1502-6 (or similar provision in state or local law), (y) as a transferee or successor, or (z) by Contract or otherwise (other than any Contracts concluded in the ordinary course of business or pursuant to commercial lending arrangements).
          (d) None of the Company or any of its Subsidiaries (i) owns any interest in any person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or such Subsidiary or (ii) has ever made an election under Section 1362 of the Code to be treated as an S corporation for U.S. federal income tax purposes or made a similar election under any comparable provision of any Requirements of Law related to Taxes. From the date of the Company’s formation to the date on which it first acquired its Equity Interests in FC-GEN Acquisition, Inc., the Company did not own any assets, have any liabilities or conduct any business. Effective on the date the Company first acquired its Equity Interests in FC-GEN Acquisition, Inc., the Company made a valid and timely election to be treated as a corporation for U.S. federal income Tax purposes and has been so treated in all Tax years since the date of such election.
          (e) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns and reports all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
          (f) No Tax Attribute of the Company or any Subsidiary is currently subject to a limitation described in Section 382 or 383 of the Code prior to the Closing.
          Section 3.9 Compliance with Laws; Governmental Permits. Since January 1, 2008, neither the Company nor any of its Subsidiaries has violated in any material respect or failed to comply in any material respect with any Requirements of Law applicable to its business or operations. Each of the Company and its Subsidiaries owns and/or possesses all permits, licenses, variances, authorizations, exemptions, orders, registrations, franchises, consents and approvals of all Governmental Bodies (the “Governmental Permits”) which are required for its businesses, activities and operations, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. The Company and its Subsidiaries have been in compliance in all material respects with the terms of such Governmental Permits. All such Governmental Permits are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries has received written notice that any material suspension, modification or revocation of any of them is pending or, to the Knowledge of Seller, threatened. All material applications required to have been filed for the renewal of the Governmental Permits have been duly filed with the appropriate Governmental Body, and all other material filings required to have been made with respect to such Governmental Permits have been duly made on a timely basis with the appropriate Governmental Body.
          Section 3.10 Properties.
          (a) Part A of Schedule 3.10(a) sets forth (i) a complete and correct list of (A) the Facilities, (B) the street address of each Facility, (C) the licensed capacity of each Facility, (D) a listing of any material lease at each Facility, (E) which of the Company or any of its Subsidiaries owns, leases or subleases the Real Property with respect to each such Facility, and (F) the Additional Real Property and (ii) whether each parcel of Real Property is owned in fee simple or held pursuant to a leasehold or other real property interest (including any and all ground leases relating thereto) (the “Leased Real Property”) and, in the case of any Leased Real Property, a description of the lease or other document vesting the interest in such Leased Real Property (the “Leased Real Property Leases”). No Facility (or any portion thereof) is subject to any leases, subleases or other occupancy arrangement by any third party other than (I)(A) to one or more residents in their capacity as such pursuant to the terms of the Occupancy Agreements, or (B) to one or more commercial tenants that provide services to residents at a Facility under a commercial lease or occupancy agreement, which, in the case of each such lease, sublease, or occupancy agreement, would be permitted under or pursuant to the terms of the Master Lease Agreement if effective (the “Permitted Lease Agreement Subleases”), (II) cellular towers, oil-and-gas leases, and similar leases, subleases or occupancy agreements that would not reasonably be expected to have a material adverse effect on the use, occupancy or operation of such Facility for its current uses consistent with past practice or materially adversely affect the value of such Facility, and (III) the existing leases or subleases between the Company and Seller, all of which shall be terminated at immediately prior to Closing. Immediately following the consummation of the Reorganization, neither the Company nor any of its Subsidiaries shall own, lease, or sublease any real property or related improvements other than the Real Property and the Additional Real Property. Except as set forth in (I), (II) and (III) above, there are no parties in possession of any part of the Real Property, and, to the Knowledge of Seller, there are no other rights of possession which have been granted to any third party or parties, except for licenses to use space which are cancelable by the Company on ninety (90) days or less notice. None of the Occupancy Agreements, Permitted Lease Agreement Subleases or the agreements described in (II) above contain any purchase options, rights of first offer or rights of first refusal to purchase or lease any Facility or portion thereof.
          (b) Each entity designated on Schedule 3.10(a) as an owner, leaseholder, or subleaseholder of any Real Property is the record owner, leaseholder, or subleaseholder of such Real Property and has good and insurable fee simple title to, or holds a valid leasehold interest in, such Real Property, in each case free and clear of all Encumbrances (except for Permitted Encumbrances). Each Company Subsidiary’s fee simple or leasehold title in its Real Property is insured pursuant to an existing title policy (“Existing Title Policy”) and, to the Knowledge of Seller, (i) each such Existing Title Policy is in full force and effect upon the consummation of the transactions set forth herein, and (ii) no claim has been made thereunder. The Company has Delivered to Buyer an accurate copy of each Existing Title Policy and all surveys, in each case, that are in Seller’s possession.
          (c) Each Facility:
          (i) is supplied with utilities adequate for the operation of such Facilities in the same manner as such Facilities are currently being operated;
          (ii) to the Knowledge of Seller, is in working order sufficient for the ordinary course operation of such Facility for its current uses by its tenant or fee owner (as applicable), which is either the Company or a Company Subsidiary, consistent with past practice, subject only to normal wear and tear, and, to the Knowledge of Seller, is free from any material structural defects;
          (iii) has sufficient access to and from publicly dedicated streets or valid easements for its current use and operations;
          (iv) to the Knowledge of Seller, is in compliance in all material respects with all Requirements of Law;
          (v) to the Knowledge of Seller, is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels; and
          (vi) except as shown on the surveys, to the Knowledge of Seller, is located wholly within the boundaries of the Real Property related to such Facility and any setback related thereto, and does not encroach upon the property of or otherwise conflict with the property rights of any other Person.
          (d) There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to any Real Property that reasonably would be expected to have an adverse effect in any material respect on the use, occupancy or operation of any Facility for its current uses consistent with past practice or materially adversely affect the value of such Facility. There are no outstanding agreements, contracts, commitments, options, or rights of first refusal granted to third parties to purchase any Facility, or any portion thereof of interest therein. There are no pending proceedings initiated by or on behalf of the Company or any of its Subsidiaries to change or redefine the zoning or land use classification for all or any portion of any Facility and none of Seller, the Company nor any of their Subsidiaries has received written notice of, and, to the Knowledge of Seller, there is no proposed proceeding of such kind in each case that reasonably would be expected to have an adverse effect in any material respect on the use, occupancy or operation of any Facility for its current uses consistent with past practice.
          (e) Schedule 3.10(e) lists, as of the date of this Agreement, (i) each material renovation or construction project with aggregate projects in excess of $500,000 currently being performed at any Facility (the “Construction Projects”), and (ii) the budgeted cost to complete each Construction Project. None of Seller, the Company or any of their Subsidiaries has received written notice of material default by it of any obligation with respect to the Construction Projects and, to the Knowledge of Seller, the general contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations.
          (f) The Company or a Subsidiary of the Company has valid title to or valid leasehold interest in all material FF&E and Tangible Personal Property included in the assets of the Company, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that are immaterial or related to debt and encumbrances which do not materially detract from the value of such personal property.
          (g) At the Closing, the Real Property and FF&E and Tangible Personal Property (other than the assets owned or leased by the Company or its Subsidiaries in connection with the operation of the Facilities will constitute all of the material assets, properties and rights reasonably necessary for the Company and its Subsidiaries to own and lease such assets to OpCo in a manner consistent in all material respects with the current ownership and lease of such assets by the Company and its Subsidiaries to OpCo as of the date hereof.
          Section 3.11 Intellectual Property.
          (a) All Recorded Intellectual Property owned by or licensed to the Company or any of its Subsidiaries in connection with its respective business as currently conducted is set forth on Schedule 3.11(a) (collectively, the “Company Intellectual Property”). The Company Intellectual Property is in force, in good standing and has been properly maintained and renewed, in all material respects, including the timely payment of all maintenance fees, in accordance with all applicable provisions of applicable Requirements of Law.
          (b) All material unregistered Trademarks owned by the Company or any of its Subsidiaries are set forth on Schedule 3.11(b).
          (c) To the Knowledge of Seller, the Company or any of its Subsidiaries owns or has a valid license interest in the Company Intellectual Property without any infringement upon or misappropriation of the Intellectual Property rights of any third Person. No royalties or fees are payable by the Company or any of its Subsidiaries to any Person by reason of the use, ownership or license of any of the Company Intellectual Property or any other Intellectual Property. Neither the Company nor any of its Subsidiaries has entered into any licenses, sublicenses or agreements relating to the use by any other Person of any Company Intellectual Property or other Intellectual Property.
          (d) To the Knowledge of Seller, no other Person is infringing in any material respect or misappropriating in any material respect any Intellectual Property used, owned by or licensed to the Company or any of its Subsidiaries. No material charge or material claim is pending or, to the Knowledge of Seller, threatened, nor has any such charge or claim been made since January 1, 2008 against the Company or any of its Subsidiaries to the effect that, nor does the operation of the business of the Company or any of its Subsidiaries, infringe upon or misappropriate in any material respect any Intellectual Property owned or held by any other Person.
          Section 3.12 No Violation, Litigation or Regulatory Action. As of the date hereof:
          (a) none of the Membership Interests, the Company nor any of its Subsidiaries is subject to any material Court Order;
          (b) the Company and each of its Subsidiaries has complied in all material respects with all material Court Orders that are applicable to its assets or business;
          (c) neither the Company nor any of its Subsidiaries has voluntarily disclosed to any Governmental Body any material violation of Requirements of Law within the last five (5) years;

          (d) there is no material Action pending or, to the Knowledge of Seller, threatened against or affecting the Membership Interests, the Company or any of its Subsidiaries, and there are no Actions pending in which the Company or any of its Subsidiaries is the plaintiff or claimant; and
          (e) there is no Action pending or, to the Knowledge of Seller, threatened that questions the legality, validity or fairness of the transactions contemplated by this Agreement or that would reasonably be expected to materially impair the ability of Seller to perform any of its obligations hereunder or under any of the Seller Ancillary Agreements or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or thereby.
          Section 3.13 Contracts. As of the date hereof, neither the Company nor any PropCo Entity is a party to or bound by:
          (a) any Contract for the purchase, sale or lease of real property in excess of $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, such $10,000,000 threshold shall not apply);
          (b) any Contract for the purchase of services, supplies or raw materials which involved the payment of more than $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, a $150,000 threshold shall apply) in either of the fiscal years ended December 31, 2009 or December 31, 2010 or which will involve the payment of more than $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, a $150,000 threshold shall apply) in the fiscal year ending December 31, 2011;
          (c) any Contract for the sale of goods or services which involved payment to any PropCo Entity of more than $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, a $150,000 threshold shall apply) during either of the fiscal years ended December 31, 2009 or December 31, 2010 or which any PropCo Entity reasonably anticipates will involve payment to any PropCo Entity of more than $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, a $150,000 threshold shall apply) during the fiscal year ending December 31, 2011;
          (d) any sales agency, service, consulting, advertising representative or advertising or public relations Contract of more than $1,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, such $1,000,000 threshold shall not apply) during either of the fiscal years ended December 31, 2009 or December 31, 2010 or which any PropCo Entity reasonably anticipates will involve payment to any PropCo Entity of more than $1,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, such $1,000,000 threshold shall not apply) during the fiscal year ending December 31, 2011;

          (e) any partnership, joint venture, franchise or other similar Contract;
          (f) any Contract involving the sharing of revenue or profits or providing for payments based on revenue or profits;
          (g) any Contract or instrument that provides for, or relates to, the incurrence by the Company or any of its Subsidiaries of any Indebtedness;
          (h) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others in excess of $1,000,000;
          (i) any Contract that limits or restricts where any PropCo Entity may conduct business or any Contract containing any covenant or provision prohibiting any PropCo Entity from engaging in any line or type of business;
          (j) any Contract that provides for, or relates to, any non-competition arrangement with any Person, including any current or former officer or employee of any PropCo Entity;
          (k) any material Contract with any Governmental Body entered into outside the ordinary course of business;
          (l) any Contract pursuant to which any PropCo Entity has any material continuing contractual obligation (i) for indemnification or otherwise under any agreements relating to the sale of real estate, or any other business or material assets, previously owned, whether directly or indirectly, by any PropCo Entity, or (ii) to make payments on account of or arising out of prior acquisitions or sales of any of the Real Property, in the case of each of clause (i) and (ii), in excess of $10,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, such $10,000,000 threshold shall not apply);
          (m) any ground lease or other lease of real property;
          (n) operating leases of tangible personal property requiring payment by any PropCo Entity in excess of $1,000,000 (provided that with respect to such Contracts to which a PropCo Entity will remain a party after the consummation of the Reorganization, a $150,000 threshold shall apply) in any calendar year remaining in its term;
          (o) Contracts providing for the management and/or operation of any Facility with a Person not Affiliated with the Company;
          (p) Contracts requiring any PropCo Entity to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person;
          (q) Contracts involving swaps, forwards, futures, options, caps, floors or collar financial contracts, or any other interest-rate or foreign currency hedge or protection contract; or

          (r) Contracts with any labor union or other labor organization with respect to any employees of any PropCo Entities.
          Section 3.14 Status of Contracts. Each of the Contracts listed or required to be listed on Schedule 3.5, 3.10 (including the Permitted Lease Agreement Subleases), 3.13 or 3.19(a) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of Seller, the other parties thereto (except for those Company Agreements which by their terms will expire prior to the Closing or are otherwise terminated prior to the Closing in accordance with the provisions hereof). Each of the Company and its Subsidiaries, as applicable, has fulfilled and performed in all material respects its obligations required to be performed under each of the Company Agreements as of the date hereof and the Closing Date, as applicable, and none of the Company or its applicable Subsidiaries is in, or alleged to be in, material breach or material default under, any of the Company Agreements and to the Knowledge of Seller, no other party to any of the Company Agreements has materially breached or materially defaulted thereunder. Neither the Company nor any of its Subsidiaries is, as of the date hereof, paying liquidated damages in lieu of performance under any of the Company Agreements or, other than in the ordinary course of business, currently renegotiating any of the Company Agreements. Complete and correct copies of each of the Company Agreements have heretofore been Delivered to Buyer.
          Section 3.15 Guarantees; Letters of Credit. Set forth in Schedule 3.15 is a correct and complete list of all liabilities of the Company and its Subsidiaries under any guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by the Company or any of its Subsidiaries in support of any liability of any Person (other than the Company or any of its Subsidiaries) in excess of $250,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $500,000.
          Section 3.16 Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation, rent loss and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business as the Company of a size, and with assets and resources, comparable to the Company. Schedule 3.16 sets forth a list of all material policies of insurance maintained, owned or held by the Company on the date hereof (the “Insurance Policies”). There is no claim in excess of $250,000 by the Company or any of its Subsidiaries that is pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. (i) All premiums payable under all such policies and bonds have been timely paid, (ii) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds, (iii) such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2011 and/or have been renewed at expiration and remain in full force and effect as of the date hereof, (iv) such policies and bonds, in the aggregate, cover all of the material assets of the Company and its Subsidiaries, (v) such policies and bonds are sufficient for compliance with all requirements under any Company Agreement or Requirements of Law, or to which any of the applicable insured assets of the Company or its Subsidiaries is subject and (vi) Seller has not received written notice of any threatened termination of any such policies or bonds. Pursuant to the Reorganization Agreement, each of the Insurance Policies will be transferred to OpCo and its Subsidiaries.
          Section 3.17 Employees and Related Agreements; ERISA.
          (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:
          (i) each Company Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is the subject of a current IRS determination letter or IRS opinion letter. To Seller’s Knowledge, no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Benefit Plan;
          (ii) to Seller’s Knowledge, each Company Benefit Plan has been in all respects maintained and operated in material compliance with all applicable Requirements of Law, including the Code, ERISA and the Health Information Technology for Economic and Clinical Health Act of 2009, and the terms of such Company Benefit Plan;
          (iii) with respect to current or former managers, officers, employees, independent contractors or consultants of the Company or any of its Subsidiaries, none of the Company Benefit Plans or the Company’s terms and conditions of employment provides any continuation of welfare benefits (including medical and life insurance benefits) after such person terminates employment or services due to retirement or other reason, except for the coverage continuation requirements of Part 6 of Title I of ERISA or similar Requirements of Law;
          (iv) with respect to each Company Benefit Plan, all contributions required to be made by the Company or any of its Subsidiaries for any period ending on or before the Closing have been, or will be, paid by the Company or a Subsidiary thereof prior to the Closing. All premiums, fees and administrative expenses and benefits required to be paid under the Company Benefit Plans or Requirements of Law for the period on or before the Closing have been, or will be, paid by the Company or any of its Subsidiaries prior to the Closing;
          (v) there are no pending Actions with respect to the operation of the Company Benefit Plans or in relation to the terms and conditions of employment (other than routine claims for benefits) which have been asserted or instituted against the Company or any of its ERISA Affiliates, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or any fiduciary of the Company Benefit Plans, nor, to the Knowledge of Seller, is there any such threatened litigation. There are no pending audits, investigations or inquiries by any Governmental Body with respect to the Company Benefit Plans or in respect of the Company’s terms and conditions of employment or other benefit plans or practices; and

          (vi) no Company Benefit Plan provides for any bonus, retirement, severance, retention, job security or similar benefit or any change of control, accelerated or enhanced payment or benefit as a result of the transaction contemplated by this Agreement, nor do such transactions or this Agreement create any liabilities or trigger any expenses under any such Company Benefit Plan.
          (b) None of the Company, its Subsidiaries nor any ERISA Affiliate sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to (i) a material plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a material multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (iii) a material plan subject to Section 302 of ERISA or Section 412 of the Code. The transactions contemplated by this Agreement would not be reasonably expected to give rise to any material withdrawal liability under Section 4203 or 4205 of ERISA.
          (c) Except as would not reasonably be expected to have a material effect on the Company, neither the Company nor any ERISA Affiliate has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, (ii) under Section 302 or 303 of ERISA, (iii) under Section 412, 430 or 4971 of the Code or (iv) under Title IV of ERISA.
          Section 3.18 Environmental Matters. Except as set forth in the Environmental Reports:
          (a) The Company and its Subsidiaries are, and since June 1, 2006, have been in material compliance with all applicable Environmental Laws.
          (b) Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of Seller, other communication concerning (i) any material violation or alleged material violation of any Environmental Law that has not been corrected to the satisfaction of a Governmental Body or (ii) alleged material liability pursuant to applicable Environmental Law in connection with any Real Property or Former Real Property or Hazardous Materials transported to, from or across any Real Property or Former Real Property, excluding any liability that has been fully resolved with no further liability or obligations on the part of the Company or any of its Subsidiaries. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the Knowledge of Seller, threatened, against the Company or any of its Subsidiaries relating to any alleged violation of Environmental Law or the suspected presence of any Hazardous Materials on any Real Property or Former Real Property that is reasonably likely to result in a material liability.
          (c) (i) Each of the Company and its Subsidiaries has obtained all material permits, authorizations, licenses, registrations or other approvals pursuant to applicable Environmental Laws (“Environmental Permits”) legally required for the operation of its business or the use and operation of any Real Property; (ii) all such Environmental Permits for current activities of the Company and its Subsidiaries are in full force and effect; (iii) each of the Company and its Subsidiaries has been in material compliance with all terms and conditions of such Environmental Permits; and (iv) there is no Action pending, alleged or threatened against the Company or any of its Subsidiaries to revoke or modify such Environmental Permits.
          (d) To the Knowledge of Seller, neither the execution and delivery of this Agreement by the Company, nor compliance by the Company or any of its Subsidiaries with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any material Environmental Permit with respect to the Company’s or any its Subsidiaries’ operations.
          (e) There have been no Releases of Hazardous Materials at any Real Property or, to the Knowledge of Seller, at any Former Real Property that (i) required or will require the Company or any Subsidiary to undertake any material Remedial Action, or (ii) subjected or will subject the Company or any Subsidiary to material liability pursuant to applicable Environmental Law, excluding any of the foregoing that have been fully resolved with no further liabilities or obligations on the part of the Company or any Subsidiary.
          (f) The Company has Delivered to Buyer all information in the possession of the Company pertaining to material environmental audits, studies, reports, analyses and results of investigations that have been performed with respect to Real Property (the “Environmental Reports”).
          (g) Notwithstanding any other representation or warranty herein, the representations and warranties set forth in Section 3.4, Section 3.5, Section 3.6 and this Section 3.18 constitute the sole representations and warranties by the Company with respect to compliance with or any other matter related to Environmental Law, Environmental Permits or Hazardous Materials.
          Section 3.19 Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement relating to the business of the Company or any of its Subsidiaries. To the Knowledge of Seller, during the last two (2) years there have been no union organization attempts or election activities with respect to employees of the Company or any of its Subsidiaries and none is threatened as of the date hereof. There is no pending or, to the Knowledge of Seller, threatened material labor dispute, grievance, strike or work stoppage by any employees of the Company or any of its Subsidiaries, and the Company believes the Company’s and its Subsidiaries’ labor relations to be generally good. Neither the Company nor any of its Subsidiaries is a party to, or, to the Knowledge of Seller, materially affected by or threatened with, any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving its employees or involving any supplier or customer of the Company or its Subsidiaries.
          (a) The Company and its Subsidiaries are in compliance in all material respects with all Requirements of Law and orders relating to the employment of labor, including all Requirements of Law and orders relating to wages, hours, discrimination, sexual harassment, civil rights, immigration, worker classification, safety and health and workers’ compensation.

          Section 3.20 Solvency. Immediately prior to, and immediately after, the consummation of the transactions contemplated by the Reorganization Agreement and the Closing, OpCo will be Solvent.
          Section 3.21 Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the Closing will be, required to be registered under the Investment Company Act of 1940, as amended.
          Section 3.22 Valuation Opinion. The Company has received from the Valuation Firm its opinion dated as of February 21, 2011 with respect to the valuation of OpCo as of February 11, 2011. The Company has provided a true and complete signed copy of such opinion to Buyer.
          Section 3.23 Affiliate Transactions; Intercompany Liabilities. Except for Contracts that will be terminated prior to the Closing in accordance with the Reorganization Agreement, there are no material understandings, arrangements or Contracts, including those providing for sales, purchases, leasing, subleasing, licensing or sublicensing of material goods or services, or Indebtedness, between (i) any PropCo Entities, on the one hand, and any of the Company’s or its Subsidiaries’ respective current directors, officers or employees, on the other hand or (ii) any PropCo Entities, on the one hand, and any OpCo Entities, on the other hand.
          Section 3.24 Other Names. Neither Company nor any of its Subsidiaries has, within the six months preceding the date hereof, (i) changed its name, (ii) used any name other than the name stated herein, (iii) merged or consolidated with, or acquired any of the assets of, any corporation or other business, or (iv) reorganized or otherwise changed its respective state of organization.
          Section 3.25 No Finder. Except for Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          Section 3.26 Occupancy Agreements. Representative forms of the Occupancy Agreements currently used as of the date hereof for general use in connection with the Facilities located on the Real Property have heretofore been Delivered to Buyer.
          Section 3.27 No Other Representations. Except for the representations and warranties contained in this Article III, none of Seller or any of its Affiliates or its or their respective representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller or any of its Affiliates (including the Company, OpCo and their respective Subsidiaries), this Agreement or the transactions contemplated by this Agreement, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities. Except for the representations and warranties contained in this Article III, (i) Seller disclaims, on behalf of itself, its Affiliates and its and their respective representatives, any other representations or warranties, whether made by Seller or its Affiliates or its or their respective representatives or any other

Person, and (ii) Seller disclaims, on behalf of itself, its Affiliates and its and their respective representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Buyer or its Affiliates or representatives by any representative of Seller or any of its Affiliates).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:
          Section 4.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.
          Section 4.2 Authority; Conflicts.
          (a) Buyer has all corporate power and authority to execute and deliver this Agreement and each of the Buyer Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to the relief of debtors or relating to or affecting creditors’ rights, and (ii) general principles of equity and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
          (b) Neither the execution and delivery of this Agreement, any of the Buyer Ancillary Agreements or the consummation of other transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Buyer’s assets, under (A) the certificate of incorporation or bylaws of Buyer, (B) any material note, instrument, Contract, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or by which any of its assets or business is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which any of its assets or business is subject or by which Buyer is bound or (D) any Requirements of Law affecting Buyer or its assets or business; or
          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person except as may be necessary or advisable under any applicable antitrust or competition Requirements of Law and except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Buyer to perform any of its obligations hereunder or under any of the Buyer Ancillary Agreements or reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby.
          Section 4.3 Bridge Financing. Buyer has delivered to Seller a true, complete and correct copy of the executed commitment letter, dated as of February 28, 2011 (the “Bridge Commitment”) among Buyer and the Commitment Parties as defined therein (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Bridge Financing”). No amendment or modification to the Bridge Commitment is contemplated, and as of the date hereof, the respective commitments contained in the Bridge Commitment have not been withdrawn or rescinded in any respect. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Bridge Financing, other than as expressly set forth in or expressly contemplated by the Bridge Commitment. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that the Closing is not conditioned on the availability of the funding under the Bridge Financing.
          Section 4.4 SEC Reports. Buyer has filed all documents and reports required to be filed by it with the SEC since January 1, 2010. As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, (i) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 4.5 Litigation or Regulatory Action. As of the date hereof, there is no Action pending or, to the knowledge of Buyer, threatened that questions the legality, validity or fairness of the transactions contemplated by this Agreement or that would reasonably be expected to materially impair the ability of Buyer to perform any of its obligations hereunder or under any of the Buyer Ancillary Agreements or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or thereby.

          Section 4.6 Available Funds. The aggregate proceeds contemplated by the Bridge Commitment together with a combination of cash and fully committed debt facilities will be, at the Closing, sufficient to pay and fund all payment obligations of Buyer under this Agreement and each of the Buyer Ancillary Agreements and to pay all related fees and expenses payable by Buyer in connection with the transactions contemplated by this Agreement and each of the Buyer Ancillary Agreements to be consummated by Buyer in accordance with the terms hereof and thereof.
          Section 4.7 Investment Intent. Buyer is purchasing the Membership Interests for investment and for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.
          Section 4.8 No Finder. Except for UBS Securities LLC, neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          Section 4.9 No Other Representations. Except for the representations and warranties contained in this Article IV, none of Buyer or any of its Affiliates or its or their respective representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or any of its Affiliates, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article IV Buyer disclaims, on behalf of itself, its Affiliates and its and their respective representatives, any other representations or warranties, whether made by Buyer or its Affiliates or its or their respective representatives or any other Person.
ARTICLE V
ACTIONS PRIOR TO CLOSING DATE
          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
          Section 5.1 Access to Information. Subject to compliance by Buyer with its obligation under Section 11.2, Seller shall cause the Company and its Subsidiaries to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access upon reasonable notice during normal business hours to the offices, properties, appropriate employees and business and financial records of the Company and its Subsidiaries to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Company and its Subsidiaries as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this

Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VII have been satisfied; provided, however, that after consultation with Buyer, the Company may restrict access and provision of information to the extent the Company reasonably believes (after consultation with counsel) necessary to (a) comply with existing confidentiality agreements with third parties, or (b) preserve legal privilege that the Company or any of its Subsidiaries otherwise would be entitled to assert, if the Company reasonably believes (after consultation with counsel) that undermining such privilege would materially and adversely affect the Company’s position in any pending, or what the Company believes in good faith (after consultation with counsel) is likely to be future, litigation. Buyer agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the normal operations of the Company and its Subsidiaries. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder. Notwithstanding the foregoing, neither Buyer nor any of its representatives, in connection with a Phase I environmental assessment, shall undertake any sampling of environmental media or building materials without the prior written consent of Seller.
          Section 5.2 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action that would be reasonably likely to render any representation or warranty of such party contained in Article III or Article IV inaccurate as of the Closing. Each party hereto shall promptly notify the other parties hereto of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality, validity or fairness of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of (a) any Action that may be threatened, brought, asserted or commenced against the Company or any of its Subsidiaries that would have been listed on Schedule 3.12 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (b) any other event or matter that becomes known to the Company and would cause any other representation or warranty of Seller contained in Article III to be untrue in any material respect.
          Section 5.3 Consents of Third Parties; Governmental Approvals. Seller will use its reasonable best efforts to obtain, before the Closing, the consent, approval or waiver (a) from any party to any Contract set forth on Schedule 3.1(e) or otherwise to permit the consummation of the transactions contemplated by this Agreement and (b) from any Governmental Body required to be obtained to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 7.4 and Section 8.3; provided that (i) with respect to clause (a), neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers, except to the extent Buyer determines to assume any Indebtedness of the Company or its Subsidiaries or to cause such Indebtedness to remain outstanding following the Closing, in which case Buyer shall be obligated to pay any consideration in order to obtain any such consent related to the assumption of such Indebtedness or causing such Indebtedness to remain outstanding following the Closing, and (ii) with respect to both clauses (a) and (b), Seller shall not make any agreement or understanding affecting the assets or business of the PropCo Entities as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period after the date of this Agreement and prior to the Closing Date, Buyer will use its reasonable best efforts to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 5.3. Notwithstanding anything to the contrary contained herein, Seller and Buyer shall cooperate in good faith and take such actions as are necessary to obtain, or avoid the need to obtain, the consent of a landlord of an Excluded Facility, to give effect to the transactions contemplated hereby, including through the use of a mutually agreeable modified structure for the applicable leases and leaving the Lease Guarantees in place and executing a reaffirmation thereof (if required) as contemplated by Section 5.16.
          Section 5.4 Conduct of Business Prior to the Closing.
          (a) Except as expressly contemplated by this Agreement or the Reorganization Agreement, Seller shall cause the Company and its Subsidiaries to operate and carry on their respective businesses only in the ordinary course consistent with past business practices and substantially as currently operated. Consistent with the foregoing, Seller shall cause the Company and its Subsidiaries to use commercially reasonable efforts to keep and maintain their assets and properties in good operating condition and repair and shall use commercially reasonable efforts consistent with past business practices to maintain their respective business organizations intact and to preserve the goodwill of the suppliers, contractors, licensors, licensees, employees, customers, distributors, resellers and others having business relations with the Company or any of its Subsidiaries (except, in each case, with the express prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). In connection therewith, except as set forth in Section 2.4(g), none of Seller, the Company nor any of its Subsidiaries shall attempt to persuade any employee or agent of the Company or any of its Subsidiaries to terminate such person’s relationship with the Company or such Subsidiary.
          (b) Except as expressly required by this Agreement, set forth on Schedule 5.4, as contemplated by the Reorganization Agreement, or with the express prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit the Company or any of its Subsidiaries to:
          (i) (A) split, combine or reclassify any of its Equity Interests or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Membership Interests, or (B) purchase, redeem or otherwise acquire any Membership Interests or other Equity Interests of the Company or any other securities thereof;
          (ii) make any change in its line of business;
          (iii) (A) issue, grant, sell or encumber, any Membership Interests or other Equity Interests of the Company or (B) issue, grant, sell or encumber, or redeem or repurchase for anything other than cash, any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any Membership Interests or other Equity Interests of the Company or make any other changes in the equity capital structure of the Company;

          (iv) create, incur or assume, or agree to create, incur or assume, any Indebtedness, other than pursuant to the revolving facility under the applicable Company Credit Agreement in an amount not to exceed $15,000,000 in the aggregate;
          (v) make any material change in the accounting principles and practices used by the Company applied in the preparation of the financial statements contained on Schedule 3.4, except as required by GAAP;
          (vi) fail to duly and timely file any material reports, Tax Returns or other material documents required to be filed with any Tax Authority;
          (vii) prepare or file any material Tax Return inconsistent with past business practices or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or
          (viii) enter into any Contract or commitment to take any action prohibited by this Section 5.4(b).
          (c) Except (v) as expressly required by this Agreement, (w) as set forth on Schedule 5.4, (x) as contemplated by the Reorganization Agreement, (y) for such actions that relate to Contracts, assets, liabilities or other matters that will not be allocated to the PropCo Entities, and will be assumed and retained in all respects by Seller and OpCo upon consummation of the transactions contemplated by the Reorganization Agreement and this Agreement, including any such Contracts, assets, liabilities or other matters which any PropCo Entity may legally own, be subject to or bound by, but the underlying economic benefits and burdens of which will be borne by OpCo and its Subsidiaries pursuant to the Reorganization Agreement after the Closing, or (z) with the express prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit any of the PropCo Entities to:
          (i) amend the organizational documents of any of the PropCo Entities;
          (ii) make any capital expenditure or enter into any Contract or commitment therefor, other than capital expenditures or commitments for capital expenditures in the ordinary course of business consistent with past business practices;
          (iii) enter into any Contract which would have been required to be set forth on Schedule 3.13 if in effect on the date hereof, enter into any Contract which requires the giving of notice to, or the consent or approval of, any third party to consummate the transactions contemplated by this Agreement or make any material modification to any existing Company Agreement or to any Governmental Permit;
          (iv) enter into any Contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property or any option to extend a lease listed on Schedule 3.10;

          (v) materially amend or modify or terminate any Leased Real Property Lease or any of the Permitted Encumbrances affecting any Real Property;
          (vi) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Company, other than minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past business practices and other than Permitted Encumbrances;
          (vii) cancel any debts owed to or claims held by any PropCo Entity (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past business practices;
          (viii) create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);
          (ix) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;
          (x) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date, or the date when such liability would have been paid or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;
          (xi) institute any increase (other than increases in the ordinary course of business consistent with past business practices in any compensation payable to any officer, manager, independent contractor or consultant of any PropCo Entity or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers, managers, independent contractors or consultants of any PropCo Entity, or enter into any new Contract with any officer, manager, independent contractor or consultant of any PropCo Entity;
          (xii) other than changes made in accordance with normal compensation practices (A) alter the compensation of any employees of any PropCo Entity, (B) alter any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of any PropCo Entity, or (C) enter into a new Contract with any employee of any PropCo Entity with respect to such compensation or benefits;
          (xiii) fail to maintain or enforce any Company Intellectual Property or any licensed intellectual property rights for which any PropCo Entity has the contractual right to maintain or enforce; or

          (xiv) enter into any Contract or commitment to take any action prohibited by this Section 5.4(c).
          Section 5.5 Notification by the Company of Certain Matters. During the period prior to the Closing, Seller will promptly advise Buyer in writing of (a) any material and adverse change in the condition of the assets or business of the Company or its Subsidiaries, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (c) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default at or prior to the Closing to the Knowledge of Seller.
          Section 5.6 No Solicitation. From and after the date of this Agreement and prior to the earlier of (i) the Closing or (ii) the effective date of termination of this Agreement in accordance with Article X, except as provided below, Seller agrees that:
          (a) Seller shall not, and shall cause the Company and its Subsidiaries not to, authorize or permit its officers, directors, Affiliates, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it) to (i) solicit, initiate or encourage, directly or indirectly, any inquiries relating to, or the making or implementation of, any Acquisition Proposal, (ii) enter into any agreement with respect to, or approve or recommend, any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal.
          (b) Seller shall advise Buyer orally and in writing of (i) any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal received by any officer or director of Seller or the Company or, to the Knowledge of Seller, any financial advisor, attorney, Affiliate or other advisor or representative of Seller or the Company, (ii) the material terms of such Acquisition Proposal (including a copy of any written proposal) and (iii) the identity of the Person making any such Acquisition Proposal or inquiry, no later than twenty-four (24) hours following receipt of such Acquisition Proposal or inquiry. Seller will keep Buyer fully informed of the status and material terms of any such Acquisition Proposal or inquiry.
          (c) For purposes of this Agreement, “Acquisition Proposal” means any proposal made by a party not affiliated with Buyer for (i) a merger or other business combination involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of the Company or (iii) an offer to acquire in any manner, directly or indirectly, all or a substantial portion of the assets of the Company.
          Section 5.7 Delivery of Financial Statements. Seller shall use commercially reasonable efforts to cause to be delivered, on or prior to March 31, 2011, to Buyer, an audited consolidated balance sheet of the Company and its consolidated Subsidiaries at December 31,

2010 and audited statements of income and cash flows of the Company and its consolidated Subsidiaries for 2010 (the “Company Audited 2010 Financial Statements”). If the Closing has not occurred prior to such date, Seller shall use commercially reasonable efforts to cause to be delivered, (i) on or prior to May 1, 2011, to Buyer, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at March 31, 2011 and unaudited statements of income and cash flows of the Company and its consolidated Subsidiaries for the three months ending on March 31, 2011 (the “Unaudited Q1 2011 Financial Statements”) and (ii) on or prior to August 1, 2011, to Buyer, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at June 30, 2011 and unaudited statements of income and cash flows of the Company and its consolidated Subsidiaries for the three months and six months ending on June 30, 2011 (the “Unaudited Q2 2011 Financial Statements”).
          Section 5.8 Payoff Letters. Seller shall use its commercially reasonable efforts to obtain and provide to Buyer a payoff letter from the agent under each Company Credit Agreement, with respect to the Indebtedness of the Company and its Subsidiaries under such Company Credit Agreement, which payoff letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (b) state that all liens in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amount on the Closing Date, released (the payoff letters described in this sentence being referred to as the “Payoff Letters”). Seller shall deliver copies of the Payoff Letters to Buyer not less than three (3) Business Days prior to the anticipated Closing Date.
          Section 5.9 Landlord Estoppels. Prior to the Closing Date, Seller shall use commercially reasonable efforts to procure an estoppel certificate, in form and substance reasonably satisfactory to Buyer, from each landlord under the applicable Leased Real Property Lease; provided, however, that in no event shall the receipt of any or all such estoppel certificates be a condition to the Closing.
          Section 5.10 Title Insurance Coverage. Prior to the Closing, Seller shall reasonably cooperate with Buyer’s efforts to cause the title insurance company or companies selected by Buyer to issue, at Buyer’s cost and expense, a New Title Policy, to the extent such coverage is available in the applicable jurisdiction, such cooperation to include the execution and delivery by Seller of such affidavits, undertakings and similar documents (including “non-imputation” and “survey no-change” affidavits) as are reasonably necessary for Buyer to receive the New Title Policy, such affidavits, undertakings and documents to be reasonably acceptable to Seller, qualified by Seller’s Knowledge as appropriate and in the customary form used by such title company for transactions similar to those described herein. As used herein, the term “New Title Policy” shall mean an ALTA Owner Policy of Title Insurance or other customary title policy or “date-down” endorsement to an Existing Policy with respect to the applicable Real Property issued by a title insurance company selected by Buyer, in the amount of the fair market value of the applicable Real Property, insuring that the applicable owner has good and insurable fee simple title to, or holds a valid leasehold interest in, such Real

Property, subject to no Encumbrances other than the Permitted Encumbrances, containing such endorsements as shall be reasonably requested by Buyer. If a nationally recognized title company selected by Buyer will not issue New Title Policies, Seller may require Buyer to accept an alternative nationally recognized title company for the purpose of obtaining New Title Policies.
          Section 5.11 Material Damages. Seller shall promptly give Buyer written notice of any Material Damage (as defined below) to a Facility, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost and timing of repairing such damage and any injuries to persons or damage to other Person’s property, attaching a copy of the relevant insurance policy to such notice. Notwithstanding anything to contrary set forth herein, in the event that any Material Damage occurs after the date hereof and prior to the Closing Date, the Company shall be entitled to receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due the Company as a result of such damage or destruction and assume responsibility for such repair, provided that Buyer shall be entitled to participate in any insurance settlement negotiations relating to such damage or destruction and, to the extent such settlement negotiations continue after the Closing, Seller and/or OpCo shall have the right to participate in such settlement negotiations, provided, however, that Seller shall reimburse the Company at Closing for any deductible, retention or self insurance amounts or any Loss or Expense that exceeds the applicable insurance coverage (“Additional Reimbursements”) and (i) the Closing Consideration shall not be adjusted as a result of either the Material Damage or the amount of any insurance proceeds or Additional Reimbursements received as a result of such Material Damage, (ii) any rent loss insurance proceeds or Additional Reimbursements received by the Company as a result of such Material Damage shall be included in the transfer of the Equity Interests in OpCo pursuant to the Reorganization Agreement, and (iii) Buyer shall cause the Company to make the insurance proceeds (other than the rent loss insurance or Additional Reimbursements related thereto) received with respect to the Material Damage available to the tenant under the Master Lease Agreement and such tenant shall use the same to restore the applicable Facilities subject to, and in accordance with, the terms of the Master Lease Agreement. Buyer may elect to extend the Closing Date for up to an additional thirty (30) day period, without regard to the Outside Date, in an effort to obtain insurance settlement agreements with Seller’s insurers, and Seller will cooperate with Buyer in obtaining the insurance proceeds from Seller’s insurers. “Material Damage” and “Materially Damaged” means damage to a Facility that, in Buyer’s reasonable estimation, exceeds $500,000 in the aggregate.
          Section 5.12 Bridge Financing. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in Buyer’s reasonable judgment to satisfy all conditions and covenants applicable to Buyer in the Bridge Commitment in order to be able to obtain the funds contemplated by the Bridge Financing on the terms and conditions described in the Bridge Commitment (it being understood the commitments under the Bridge Financing may be reduced by the amount of any proceeds obtained by Buyer from any capital markets financing or asset sales). Buyer shall not permit, without Seller’s consent (which shall not be unreasonably withheld or delayed) any amendment or modification to be made to, or any waiver of any provision or remedy under the Bridge Commitment if such amendment, modification or waiver would (a) reduce the aggregate amount of the Bridge Financing in any material respect (other than as a result of any capital markets financing or asset sales) or (b) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Bridge Financing in a manner that would reasonably be expected to (i) materially delay or prevent the Closing, (ii) make the funding of the Bridge Financing (or satisfaction of the conditions to obtaining the Bridge Financing) less likely to occur in any material respect or (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Bridge Commitment in any material respect; provided, however that Buyer may amend the Bridge Commitment and any related fee letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (and affiliates thereof) that have not executed the Bridge Commitment as of the date hereof. Without limiting the foregoing, Buyer shall use reasonable best efforts to (x) maintain in effect the Bridge Commitment in accordance with the terms and subject to the conditions thereof (and subject to Buyer’s ability to undertake capital markets financings or sales of assets which reduce commitments under the Bridge Commitment), (y) satisfy all conditions and covenants applicable to Buyer in the Bridge Commitment and (z) cause the Lenders and other persons providing financing under the Bridge Financing to fund the Bridge Financing on the Closing Date to the extent Buyer deems it necessary to draw upon the Bridge Financing on the Closing Date. Without limiting the generality of the foregoing, Buyer shall give Seller reasonable notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Bridge Commitment or definitive document related to the Bridge Financing of which Buyer or its Affiliates becomes aware and (B) of the receipt of any written notice or other written communication from any person with respect to any (x) actual or potential material breach, default, termination or repudiation by any party to the Bridge Commitment or any definitive document related to the Bridge Financing or any provisions of the Bridge Commitment or any definitive document related to the Bridge Financing or (y) material dispute or disagreement between or among any parties to the Bridge Commitment or any definitive document related to the Bridge Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Bridge Financing or any definitive agreement with respect thereto); provided that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Buyer shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Bridge Financing becomes unavailable on the terms and conditions contemplated in the Bridge Commitment and any related fee letter, Buyer shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Buyer, than the terms set forth in the Bridge Commitment and any related fee letter, in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 5.12 shall apply to such Alternative Financing as though it was the Bridge Financing; provided that Buyer shall not be required to arrange for such Alternative Financing or execute any commitment letter or agreement in connection therewith (the “New Commitment”) on terms and conditions which are materially less favorable, in the aggregate, to Buyer than those included in the Bridge Commitment and any related fee letter that such New Commitment is replacing; provided, further that Buyer shall not be required to arrange for such Alternative Financing or execute any New Commitment in the event that the proceeds from any capital markets financings or asset sales are sufficient to finance the payments required under Section 2.3 on the Closing Date. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that the obligations of Buyer under this Agreement, including the obligation to consummate the transactions contemplated hereby, are not conditioned on the availability of the funding under the Bridge Financing, any capital markets financing, any Alternative Financing or the receipt by Buyer or its Affiliates of any other funds.
          Section 5.13 Cooperation with Financing. Prior to the date the conditions set forth in Article VII are satisfied or waived (other than such conditions that may only be satisfied on the Closing Date), Seller shall cause the Company and each of its Subsidiaries to, at Seller’s sole cost and expense (other than actions taken by Seller with respect to clauses (vi) or (vii) below), use commercially reasonable efforts to cooperate as reasonably requested by Buyer to assist Buyer (a) in causing the conditions in the Bridge Commitment to be satisfied, (b) in completing any capital markets financing on terms and conditions satisfactory to Buyer and (c) as otherwise necessary in connection with the Bridge Financing, any capital markets financing and the repayment and/or defeasance or satisfaction and discharge of existing Indebtedness, including (i) using commercially reasonable efforts to furnish Buyer and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Buyer, (ii) participating in, and causing its senior executive officers to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies at reasonable times in connection with the Bridge Financing or any capital markets financing, (iii) assisting Buyer in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Bridge Financing or any capital markets financing and business projections and pro forma financial statements reasonably necessary in connection with the Bridge Financing or any capital markets financing as reasonably requested by Buyer, (iv) cooperating with the marketing efforts of Buyer for all or any portion of the Bridge Financing or any capital markets financing, (v) reasonably cooperating with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Bridge Financing or any capital markets financing (provided that such cooperation shall not require any legal opinion by internal or external counsel to Seller, OpCo or the Company), (vi) assisting Buyer in obtaining surveys, title insurance, non-invasive environmental assessments, zoning reports, or any other real estate diligence as reasonably requested by Buyer, (vii) requesting, and using commercially reasonable efforts to obtain, estoppel certificates from landlords and other third parties, as reasonably requested by Buyer, (viii) assisting Buyer in connection with Buyer’s structuring efforts or otherwise assisting Buyer in complying with any reasonable structuring requests made of Buyer in connection with the Bridge Financing or any capital markets financing including (A) participating in accounting due diligence, (B) providing necessary consents for audit reports, and (C) requesting that the Company’s accountants deliver customary “comfort letters” and (ix) cooperating with Buyer’s efforts in connection with the repayment or defeasance of any Indebtedness of the Company and its Subsidiaries; provided, however, in each case, that (w) none of Seller, OpCo or the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Bridge Financing or the capital markets financing other than liabilities of the Company or any of its Subsidiaries (excluding OpCo and its Subsidiaries) arising after the Closing, (x) the managers of the Company and the directors, members, managers and general partners of the Company’s Subsidiaries (except for the post-Closing Boards of Managers and members of the Company and any of its Subsidiaries (excluding OpCo and its Subsidiaries)) shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Bridge Financing is obtained, (y) neither the Company nor any of its Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Bridge Financing or the capital markets financing (other than the execution of such documents by the Company and its Subsidiaries (excluding OpCo and its Subsidiaries) following Closing), and (z) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. None of Seller, the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment in connection with the Bridge Financing or the capital markets financing or any of the foregoing other than fees payable by the Company and its Subsidiaries (excluding OpCo and its Subsidiaries) following the Closing. Buyer shall indemnify and hold harmless Seller, the Company and its Subsidiaries prior to the Closing, Seller, OpCo and its Subsidiaries from and after the Closing, Seller’s Affiliates and their respective employees, officers, directors, agents and representatives from and against any and all Losses and Expenses suffered or incurred by them in connection with the arrangement of, or assistance with, the Bridge Financing, any capital markets financing and any Alternative Financing (including any action taken in accordance with Section 5.12 or this Section 5.13) and any information utilized in connection therewith; provided, however, that the foregoing indemnity shall not apply with respect to any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of Seller, OpCo, the Company or any of its Subsidiaries under this Agreement or any Seller Ancillary Agreement.
          Section 5.14 Reorganization Agreement. Seller shall not, and shall not permit OpCo, the Company or any of its Subsidiaries to, make any changes to the form of Reorganization Agreement attached hereto as Exhibit G prior to the Closing without Buyer’s prior written consent, except for any immaterial change that does not involve any liability or obligation of, or otherwise result in any economic impact on, any PropCo Entity or Buyer. Prior to the Closing, Buyer agrees to use commercially reasonable efforts to cooperate with Seller, OpCo and the Company in connection with their taking commercially reasonable efforts to reduce the amount of any Taxes imposed in connection with the transactions contemplated by the Reorganization Agreement and this Agreement; provided, however, that (i) such cooperation shall not result in any material adverse tax consequences to Buyer or the stockholders of Buyer and (ii) any such cooperation shall not otherwise delay, or interfere with, the Closing.
          Section 5.15 Removal of Encumbrances. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Buyer’s efforts to remove any monetary Encumbrances not on the Existing Title Policies that arose prior to the effective date of such policies; provided, however, that none of Seller or its Affiliates shall be required to make any payments in respect of the same.
          Section 5.16 Lease Guarantees. From and after the Closing, the Company or its Subsidiaries, as applicable, shall continue to be liable for the Lease Guarantees, and if requested by Seller or OpCo, shall promptly execute and deliver reaffirmations in respect thereof and in respect of terms of such lease in effect as of the Closing in forms required by the applicable landlords and reasonably acceptable to Buyer, which shall confirm the enforceability of the Lease Guarantees with respect to the applicable leases, including any modifications to such leases agreed thereto between OpCo or its Subsidiaries (in their sole discretion), as applicable, and the applicable landlord, that do not involve any additional liability or obligation of, or otherwise result in any economic impact on, any PropCo Entity or Buyer, other than any additional liability, obligation or economic impact for which OpCo proposes to indemnify such parties pursuant to the OpCo Guaranty. Buyer, the Company and its Subsidiaries shall deliver evidence of such reaffirmations to OpCo at or prior to the Closing.
          Section 5.17 Regulatory Report. Seller has caused Arnall Golden Gregory LLP to deliver to Buyer a report of the actions it has taken up to the date hereof in connection with the satisfaction of the conditions set forth in Section 7.4 or Section 8.3. Seller shall use commercially reasonable efforts to cause Arnall Golden Gregory LLP to provide Buyer with regular updates to such report from the date hereof until the Closing. At Closing, Seller will cause Arnall Golden Gregory LLP to deliver an opinion that provides, to its reasonable belief, that all regulatory approvals set forth on Schedule 7.4 have been obtained or will be obtained in the ordinary course except for any exceptions to Schedule 7.4 to which Buyer and Seller may otherwise agree, or any items on Schedule 7.4 that Buyer may otherwise waive in accordance with the terms hereof.
          Section 5.18 Rhode Island Portfolio. To the extent the Governmental Bodies in the State of Rhode Island set forth on Schedule 7.4 require, as a condition to granting regulatory approval of the transactions contemplated hereby or by the Reorganization Agreement with respect to the Rhode Island Facilities, that OpCo execute a divestiture agreement (a “Divestiture Agreement”), Buyer and Seller shall execute an agreement at Closing which shall provide that in the event of a divestiture of the Rhode Island Facilities pursuant to such Divestiture Agreement following Closing (a) Buyer shall cause the Rhode Island Facilities to be conveyed to OpCo in accordance with the Divestiture Agreement or, if such conveyance is not permitted, then conveyed to another party in accordance with the Divestiture Agreement (with the proceeds of any such conveyance to be paid over to OpCo at the time of the conveyance), (b) the portion of the Closing Consideration allocable to the Rhode Island Facilities shall be returned to Buyer and (c) upon the return of such portion of the Closing Consideration, the Rhode Island Facilities shall cease being covered by the Master Lease and the Base Rent and Investment Amount under the Master Lease shall be reduced by amounts allocable to the Rhode Island Facilities. If requested by OpCo or Buyer, the parties will use commercially reasonable efforts to effect the conveyance of the Rhode Island Facilities in a manner so as to qualify as an exchange under Section 1031 of the Code through the use of the customary qualified intermediary structure.
          Section 5.19 Excluded JV Interests Escrow. The parties hereto agree that the Excluded JV Interests Escrow shall be distributed in accordance with the Excluded JV Interests Agreement and the Escrow Agreement.

ARTICLE VI
TAX MATTERS
          Section 6.1 Tax Matters.
          (a) Tax Indemnification.
          (i) Tax Indemnification Obligation of OpCo Indemnitors.
          (A) OpCo Indemnitors shall indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses and Expenses from or arising out of (i) any Taxes of the Company or any of its Subsidiaries for (x) any Pre-Closing Tax Period or (y) that portion of any Straddle Period that ends at the close of business on the Closing Date (calculated as set forth in Section 6.1(e)); provided, however, that OpCo Indemnitors shall have no liability and no obligation to indemnify for any Taxes attributable to any action taken by or with respect to the Company or any of its Subsidiaries outside of the ordinary course of business on the Closing Date after the Closing; (ii) any Transfer Taxes for which the Company is liable under Section 6.1(h), (iii) any failure by Seller or OpCo Indemnitors to comply with or perform or not perform any covenant or agreement of Seller or OpCo Indemnitors, as applicable, contained in this Section 6.1, and (iv) any Taxes that are attributable to the divestiture or conveyance of the Rhode Island Facilities pursuant to the Divestiture Agreement. The indemnity provided in the foregoing sentence shall include any Tax liability arising by reason of any Buyer Group Member being liable for any Taxes of another Person for any Pre-Closing Tax Period pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, as a transferee or successor by operation of Requirements of Law, or by Contract or otherwise (other than any Contract entered into in the ordinary course of business or pursuant to commercial lending arrangements). Notwithstanding any provision of this Agreement to the contrary, this Section 6.1(a)(i) indemnification shall survive until the expiration of the latest applicable statute of limitations and shall not be subject to the limitations contained in Section 9.1(a); provided, however, that any Tax Attributes of the Company and its Subsidiaries existing on the Closing Date shall be for the sole benefit of Seller and OpCo Indemnitors and, to the extent that any such Tax Attribute is utilized by the Company or any Subsidiary in any Tax period (or portion thereof) beginning after the Closing Date, shall reduce the amount of any indemnity payment to which the Buyer would otherwise be entitled pursuant to this Section 6.1(a)(i).
          (B) Any indemnification obligations of OpCo Indemnitors under this Section 6.1(a)(i) shall be paid first from the Indemnity Escrow and, after the Indemnity Escrow has been depleted or is subject to pending Indemnity Claims in excess of the then-current balance in the Indemnity Escrow, then recovered directly from OpCo Indemnitors, subject to the limitations set forth in this Section 6.1.

          (ii) Tax Indemnification Obligation of Buyer. Buyer shall indemnify, defend and hold harmless each Seller Group Member from and against any and all Losses and Expenses resulting from, arising out of or relating to (i) any Taxes of the Company and its Subsidiaries (excluding OpCo and its Subsidiaries after the Closing Date) for (x) that portion of any Straddle Period that begins after the close of business on the Closing Date (calculated as set forth in Section 6.1(e)) or (y) any Tax period beginning after the Closing Date, (ii) any Transfer Taxes for which Buyer is liable under Section 6.1(h), (iii) any Taxes attributable to any action taken by or with respect to the Company or any of its Subsidiaries outside of the ordinary course of business on the Closing Date after the Closing; and (iv) any failure by Buyer to comply with or perform or not perform any covenant or agreement of Buyer contained in this Section 6.1. Notwithstanding any provision of this Agreement to the contrary, this Section 6.1(a)(ii) indemnification shall survive until the expiration of the latest applicable statute of limitations and shall not be subject to the limitations contained in Section 9.2.
          (iii) Survival of Obligations; Priority. The obligations of the parties set forth in this Section 6.1 shall be unconditional and absolute, and shall remain in effect notwithstanding the expiration of any representation or warranty in this Agreement. Notwithstanding any other provision of this Agreement to the contrary (other than Section 9.7 and Section 9.8, which shall apply to this Section 6.1 as if Section 6.1 were contained in Article IX), the rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes shall be exclusively governed by this Section 6.1.
          (b) Preparation and Filing of Tax Returns; Payment of Taxes.
          (i) OpCo Responsibility.
          (A) OpCo shall prepare all Tax Returns of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods, including the final U.S. federal consolidated income Tax Return to be filed by the Company and its Subsidiaries with respect to their taxable year ending at the end of the day on the Closing Date (such consolidated income Tax Return, the “Final Company Consolidated Tax Return”). OpCo shall prepare, at its sole cost and expense the Final Company Consolidated Tax Return and all other Tax Returns described in this Section 6.1(b)(i)(A) in a manner that is consistent with the prior practice of the Company and its Subsidiaries (including prior Tax elections and accounting methods or conventions made or utilized by the Company or its Subsidiaries), except as required by a change in applicable Requirements of Law. The transactions effectuated by the Reorganization Agreement shall be reported on the Final Company Consolidated Tax Return of the Company and its Subsidiaries and any corresponding state or local income Tax Return. OpCo shall deliver drafts of all Tax Returns prepared by OpCo pursuant to this Section 6.1(b)(i)(A) (other than immaterial Tax Returns) together with work papers to Buyer for Buyer’s review, approval (not to be unreasonably withheld, conditioned or delayed) and filing at least fifteen (15) Business Days (five (5) Business Days with respect to any estimated Tax Return) prior to the due date (including validly obtained extensions) of any such Tax Return.
          (B) Five (5) Business Days prior to the due date for the Final Company Consolidated Tax Return (two (2) Business Days prior to the due date for any estimated Tax Return), Buyer shall be entitled to receive a distribution out of the Tax Escrow equal to the amount of Taxes shown as due on the Final Company Consolidated Tax Return or estimated Tax Return (with any amounts remaining in the Tax Escrow after the distribution with respect to the Final Company Consolidated Tax Return to be promptly distributed to OpCo). At least five (5) Business Days prior to any due date that is after the Closing Date for any Tax Return covered by Section 6.1(b)(i)(A) above (other than the Final Company Consolidated Tax Return), OpCo shall pay Buyer the amount of Taxes reported on such Tax Return that exceed the amount reserved for Taxes on the Closing Balance Sheet, or Buyer shall pay OpCo the amount of Taxes that were included in the calculation of the amount reserved for Taxes on the Closing Balance Sheet that exceed the Taxes reported on such Tax Return. In the event that the amount of Taxes reported as due on the Final Company Consolidated Tax Return exceeds the amount remaining in the Tax Escrow, OpCo shall pay to Buyer an amount equal to such excess five (5) Business Days prior to the due date for the Final Company Consolidated Tax Return. Buyer shall timely pay the Taxes reported on the Final Company Consolidated Tax Return and the other Tax Returns covered by Section 6.1(b)(i)(A) to the applicable Tax Authority.
          (ii) Buyer Responsibility. Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns with respect to the Company and its Subsidiaries (excluding OpCo and its Subsidiaries after the Closing Date) for Tax periods that are not Pre-Closing Tax Periods. Buyer shall timely file the Tax Returns prepared by OpCo pursuant to Section 6.1(b)(i)(A). Provided that OpCo complies with its obligation set forth in the penultimate sentence of this Section 6.1(b)(ii), Buyer shall timely pay (or cause to be timely paid) all Taxes due with respect to such Tax Returns. With respect to any such Tax Returns that are Straddle Period Tax Returns, Buyer shall deliver (or cause to be delivered) drafts of such Straddle Period Tax Returns together with work papers to OpCo at least fifteen (15) Business Days prior to the due date for such Straddle Period Tax Returns (including validly obtained extensions), for OpCo’s review and approval (not to be unreasonably withheld, conditioned or delayed). At least five (5) days prior to the due date for such Straddle Period Tax Returns, OpCo shall pay Buyer the amount of Taxes reported on such Straddle Period Tax Returns that are allocable to the portion of such Straddle Period ending on the Closing Date (calculated as set forth in Section 6.1(e)). Buyer shall not, and shall not permit any of its Affiliates to, amend, refile or otherwise modify any Tax Returns with respect to the Company or its Subsidiaries for Pre-Closing Tax Periods or Straddle Periods without OpCo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless required by applicable Requirements of Law.
          (iii) Disputes. In the event that OpCo or Buyer disputes any item on any Tax Return provided to such party for its review and approval pursuant to Section

6.1(b)(i)(A) or Section 6.1(b)(ii), the disputing party shall notify the other party of the disputed item or items and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the due date for such Tax Return. If the parties cannot resolve any disputed item, such disputed item shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm related to any such disputes under this Section 6.1(b)(iii) shall be borne equally by OpCo and Buyer.
          (c) Cooperation and Retention.
          (i) Between the date hereof and the Closing Date, the Company and its Subsidiaries shall reasonably cooperate with Buyer to determine the amount of U.S. federal income and state income Taxes that will be payable by the Company and its Subsidiaries with respect to the Pre-Closing Tax Periods ending on the Closing Date. If the amount of such Taxes exceeds or is less than the Tax Escrow Amount, the Tax Escrow Amount shall be increased or decreased by the amount of such excess or shortfall. In addition, Buyer and the Company and their respective Affiliates shall provide the other party, promptly upon request, with such cooperation and assistance, documents and other information, at the reasonable expense of the requesting party, as may reasonably be requested by such party in connection with the calculation of (i) the Company’s historic earnings and profits for all Pre-Closing Tax Periods and (ii) the amount of any depreciation recapture under Section 1245 of the Code resulting from the transactions described in the Reorganization Agreement.
          (ii) Until ninety (90) days after the expiration of all applicable statutes of limitations (including any waivers or extensions thereof), Buyer and OpCo and their respective Affiliates shall provide the other party, promptly upon request, with such cooperation and assistance, documents and other information, at the reasonable expense of the requesting party, as may reasonably be requested by such party in connection with (A) the preparation and filing of any original or amended Tax Return or any other filing with any Tax Authority, (B) the conduct of or defense against any Tax Proceeding, or (C) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include: (w) the provision promptly on request of books and records, Tax Returns, documentation or other information relating to any relevant Tax Return, in each case, owned or controlled by the party or its Affiliates receiving such request, (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Tax Proceeding, including the execution of powers of attorney and extensions of applicable statutes of limitations, (y) the prompt and timely filing of appropriate claims for refund, and (z) the use of commercially reasonable efforts to obtain any documentation from a Tax Authority or a third party that may be necessary or helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
          (iii) Buyer and OpCo shall retain or cause to be retained all Tax Returns and all books and records, schedules, work papers and other documents relating thereto with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, in each case, owned or controlled by Buyer or OpCo or their respective

Affiliates, until ninety (90) days after the expiration of all applicable statutes of limitations (including any waivers or extensions thereof). The parties shall promptly notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.
          (d) Contests.
          (i) After the Closing, each party shall promptly notify the other party of any demand, claim or notice of the commencement of a Tax Proceeding received with respect to Taxes for which OpCo or Buyer is liable pursuant to this Agreement; provided, however, that a party’s failure to give such notice will not affect the other party’s rights to indemnification under this Section 6.1 except to the extent that the other party is materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax Authority or any other Person in respect of any such asserted Tax liability.
          (ii) At OpCo’s request and expense, Buyer shall contest (or cause to be contested) any asserted Pre-Closing Tax Period Tax liability for which OpCo may have an indemnity obligation under Section 6.1(a)(i). If OpCo so elects, OpCo shall control the conduct, through counsel of its own choosing and at its own expense, of any Tax Proceeding involving any asserted Pre-Closing Tax Period Tax liability with respect to the Company and/or its Subsidiaries relating to Pre-Closing Tax Period Taxes for which OpCo is liable pursuant to Section 6.1(a)(i); provided that Buyer and its Affiliates shall have the right to participate in such Tax Proceeding, including through counsel of their choosing, at their own expense. OpCo shall keep Buyer fully informed on a timely basis of all matters relating to any Tax Proceeding controlled by OpCo hereunder. OpCo shall not accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Tax Proceeding controlled by OpCo without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
          (iii) In the case of a Tax Proceeding that relates to a Straddle Period, Buyer shall control the conduct of such Tax Proceeding, but OpCo shall have the right to participate in such Tax Proceeding at its own expense; provided that Buyer shall not accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any such Tax Proceeding without OpCo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall keep OpCo fully informed on a timely basis of all matters relating to any Tax Proceeding controlled by Buyer hereunder.
          (iv) Payment by OpCo of any amount due under Section 6.1(a)(i) shall be made within ten (10) days following written notice by Buyer that payment of such amounts to the appropriate Tax Authority or other applicable third party is due; provided that OpCo shall not be required to make any payment earlier than ten (10) days before it is due to the appropriate Tax Authority or applicable third party. Payment by Buyer of any amount due under Section 6.1(a)(ii) shall be made within ten (10) days following written notice by OpCo that payment of such amounts to the appropriate Tax Authority or other applicable third party is due; provided that Buyer shall not be required to make any payment earlier than ten (10) days before it is due to the appropriate Tax Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of this Section 6.1(d), payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Tax Authority. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Tax Authority, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
          (e) Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall: (i) in the case of Taxes other than property Taxes, be deemed equal to the amount that would be payable if the tax year or period ended on the Closing Date; and (ii) in the case of property Taxes, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to such period by a fraction, the numerator of which is the number of calendar days in the portion of the such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (f) Refunds; Credits. OpCo shall be entitled to, and Buyer shall promptly pay OpCo, the amount of any Tax refund or credit (except to the extent such refund or credit constitutes a Tax benefit that reduces under Section 9.8 an amount to which a Seller Group Member or Buyer Group Member seeking indemnification under Article IX or this Section 6.1 would otherwise be entitled) actually received by Buyer or its Subsidiaries after the Closing Date to the extent such Tax refund or credit is attributable to Taxes of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods (net of any reasonable costs to Buyer or its Subsidiaries in obtaining such Tax refund or credit). Buyer shall use commercially reasonable efforts to promptly obtain any such refund or credit, including, subject to Section 6.1(b)(ii), through the filing of amended Tax Returns or refund claims. Buyer shall be entitled to, and OpCo shall promptly pay to Buyer, the amount of any Tax refund or credit (except to the extent such refund or credit constitutes a Tax benefit that reduces under Section 9.8 an amount to which a Seller Group Member or Buyer Group Member seeking indemnification under Article IX or this Section 6.1 would otherwise be entitled) actually received by OpCo or its Subsidiaries with respect to Taxes of the Company or any of its Subsidiaries (excluding OpCo and its Subsidiaries after the Closing Date) for any Tax period (or the portion of any Straddle Period) beginning after the Closing Date (net of reasonable costs to OpCo or its Subsidiaries in obtaining such Tax refund or credit). OpCo shall use commercially reasonable efforts to obtain any such Tax refund or credit.

          (g) Termination of Tax Sharing Arrangements. The Company and its Subsidiaries shall cause the termination, prior to the Closing Date, of all Tax Sharing Arrangements among the Company and its Subsidiaries, and after the Closing Date, none of the Company, any Subsidiary of the Company, Buyer, or any Affiliate of Buyer shall be bound thereby or have any liability thereunder.
          (h) Transfer Taxes. Seller agrees to cooperate with Buyer in connection with the preparation and filing of any returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns and, where required by applicable Requirements of Law, making or joining with Buyer (or its applicable Affiliate) in making such filings, it being understood that Buyer and OpCo will work jointly and reasonably cooperate in identifying the Transfer Tax filing requirements and preparing the relevant materials for submission. Buyer shall, and Seller shall cause the Company to, pay fifty percent (50%) of any and all real property or direct or indirect equity interest transfer taxes, stamp taxes, stock transfer taxes and other similar Taxes or expenses imposed, and all recording fees that may be imposed, as a result of the transaction contemplated by this Agreement, and any fines, penalties, interest or additions with respect thereto (collectively, “Transfer Taxes”) resulting from the transactions contemplated by this Agreement; provided that if any component of Transfer Taxes consists of fines, penalties, interest or additions resulting from any delay or other inaction or omission by either Buyer or Seller in connection with the preparation or filing thereof, Buyer or Seller alone, as the case may be, shall bear all of such fines, penalties, interest or other additions; provided, further, that OpCo shall pay 100% of any Transfer Taxes and recording charges related to any transfers by deed pursuant to the Reorganization.
          (i) Reporting. To the extent Section 6043A of the Code applies to the transaction contemplated by this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.
          (j) Unified Loss. Buyer shall, and shall cause its applicable Affiliates (including, after the Closing, the Company and its Subsidiaries but excluding OpCo and its Subsidiaries) to, cooperate with Seller, OpCo and their respective Affiliates in making any elections (including protective elections) under Treasury Regulation Section 1.1502-36 (and any similar provisions of state, local or foreign Requirements of Law) that Seller or OpCo desires to make with respect to the transactions contemplated by this Agreement and the Reorganization Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligation of Buyer to consummate the transactions contemplated hereby shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

          Section 7.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements contained herein; each of (i) the representations and warranties of Seller contained in Sections 3.1(a) — (d) (Organization and Authority), Section 3.2 (Capital Structure) and Section 3.25 (No Finder) of this Agreement, as qualified by the Seller Disclosure Schedule, shall be true and correct in all material respects at the Closing as though made at the Closing and (ii) the remaining representations and warranties of Seller contained in Article III of this Agreement, as qualified by the Seller Disclosure Schedule, shall be true and correct at the Closing as though made at the Closing, without regard to qualifications by “material”, “materiality”, “materially”, “in all material respects”, “Material Adverse Change”, “Material Adverse Effect” or other similar qualifications (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall have been true and correct on that date), except for (A) with respect to clause (ii), those failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and (B) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by the manager of Seller.
          Section 7.2 No Material Adverse Changes. Between the date hereof and the Closing Date, there shall have been no Material Adverse Change on the Company; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by the manager of Seller.
          Section 7.3 No Restraint or Litigation. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of the Company, Buyer, or Seller shall have received written notice from any Governmental Body that it has determined to institute any Action to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.
          Section 7.4 Necessary Governmental Approvals. The approvals, actions and consents of or by the applicable Governmental Body that are necessary to consummate the transactions contemplated hereby, which are set forth on Schedule 7.4, shall have been received and the filings and notices with the applicable Governmental Body that are necessary to consummate the transactions contemplated hereby, which are set forth on Schedule 7.4, shall have been made; provided, however, that it is understood and expressly agreed that the parties will deem that any such necessary consents or approvals have been obtained and any such filings or notices have been made, if the consents, approvals, filings or notices are subject only to post-Closing actions such as completion of facility surveys or filing of applications or delivery of transaction-related documents required or requested by the applicable Governmental Bodies, and the applicable Governmental Bodies have provided a “comfort letter,” in form and substance reasonably satisfactory to Buyer, providing a consent or approval to proceed with the consummation of the Reorganization and those transactions contemplated by this Agreement, describing the status of the issuance of the requested Governmental Permit, or a consent or approval of the Reorganization and those transactions contemplated by this Agreement. The term “comfort letter” includes “silence” letters or emails (i) sent to the applicable Governmental Bodies for the necessary consents or approvals to proceed with the Reorganization and the transactions contemplated by this Agreement as disclosed, such written request occurring after all necessary pre-Closing submissions are complete and submitted, but to which no response was received from such Governmental Bodies and (ii) in which the parties confirm (including through the lack of response from the applicable Governmental Body where customary) their understanding that no further pre-Closing action is necessary and in which such Governmental Body is notified that the parties are proceeding with the Reorganization and the transactions contemplated by this Agreement as disclosed unless the parties are specifically informed otherwise by the applicable Governmental Body. Notwithstanding the foregoing, this condition will deemed to be satisfied, in each case, unless one or more failures exist that would reasonably be expected to, individually or in the aggregate, result in Losses to the Company and its Subsidiaries in excess of $5,000,000, result in the suspension of the operations of a Facility or result in any criminal liability of Buyer, the Company or any Subsidiary of the Company or any of their respective directors, officers or employees.
          Section 7.5 Closing Deliveries. Each of the items specified in Section 2.4 shall have been duly executed, as applicable, and delivered by the Company, Seller and each other party thereto in form and substance reasonably acceptable to Buyer. The parties agree that the provisions of Section 2.4 shall constitute conditions to the Closing and not covenants of Seller for purposes of this Agreement.
          Section 7.6 Reorganization. The Reorganization shall have occurred.
          Section 7.7 New Title Policies. The title insurance companies selected by Buyer or Seller (as applicable) shall be prepared to issue the New Title Policies (and any corresponding loan policies in connection therewith).
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
          The obligation of Seller to consummate the transactions contemplated hereby shall, at the option of Seller, be subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:
          Section 8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements herein; each of (i) the representations and warranties of Buyer contained in Section 4.1 (Organization) and Section 4.2(a) (Authority) of this Agreement shall be true and correct in all material respects at the Closing as though made at the Closing and (ii) the remaining representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct at the Closing as though made at the Closing without regard to qualifications by “material”, “materiality”, “materially”, “in all material respects” or other similar qualifications (except to the extent that they expressly relate to an earlier date, in which case such representation or warranty shall have been true and correct on that date), except for (A) with respect to clause (ii), those failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not and would not reasonably be expected to have materially impaired the ability of Buyer to perform any of its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby and (B) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.
          Section 8.2 No Restraint or Litigation. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of Seller, the Company or Buyer shall have received written notice from any Governmental Body that it has determined to institute any Action to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.
          Section 8.3 Necessary Governmental Approvals. The approvals, actions and consents of or by the applicable Governmental Body that are necessary to consummate the transactions contemplated hereby, which are set forth on Schedule 7.4, shall have been received and the filings and notices with the applicable Governmental Body that are necessary to consummate the transactions contemplated hereby, which are set forth on Schedule 7.4, shall have been made; provided, however, that it is understood and expressly agreed that the parties will deem that any such necessary consents or approvals have been obtained and any such filings or notices have been made, if the consents, approvals, filings or notices are subject only to post-Closing actions such as completion of facility surveys or filing of applications or delivery of transaction-related documents required or requested by the applicable Governmental Bodies, and the applicable Governmental Bodies have provided a “comfort letter,” in form and substance reasonably satisfactory to Buyer, providing a consent or approval to proceed with the consummation of the Reorganization and those transactions contemplated by this Agreement, describing the status of the issuance of the requested Governmental Permit, or a consent or approval of the Reorganization and those transactions contemplated by this Agreement. The term “comfort letter” includes “silence” letters or emails (i) sent to the applicable Governmental Bodies for the necessary consents or approvals to proceed with the Reorganization and the transactions contemplated by this Agreement as disclosed, such written request occurring after all necessary pre-Closing submissions are complete and submitted, but to which no response was received from such Governmental Bodies and (ii) in which the parties confirm (including through the lack of response from the applicable Governmental Body where customary) their understanding that no further pre-Closing action is necessary and in which such Governmental Body is notified that the parties are proceeding with the Reorganization and the transactions contemplated by this Agreement as disclosed unless the parties are specifically informed otherwise by the applicable Governmental Body. Notwithstanding the foregoing, this condition will deemed to be satisfied, in each case, unless one or more failures exist that would reasonably be expected to, individually or in the aggregate, result in Losses to the Company and its Subsidiaries in excess of $5,000,000, result in the suspension of the operations of a Facility or result in any criminal liability of the OpCo or any of its Subsidiaries or any of their respective directors, officers or employees.
          Section 8.4 Necessary Consents. The Company shall have received consents, in form and substance reasonably satisfactory to Seller, to the transactions contemplated by this Agreement and the Reorganization Agreement from the other parties to the Contracts to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets or properties is affected as specified on Schedule 8.4.
          Section 8.5 Closing Deliveries. Each of the items specified in Section 2.5 shall have been duly executed, as applicable, and delivered by Buyer and each other party thereto in form and substance reasonably acceptable to Seller. The parties agree that the provisions of Section 2.5 shall constitute conditions to the Closing and not covenants of the Buyer for purposes of this Agreement.
          Section 8.6 Lien Releases. To the extent Buyer determines to assume any Indebtedness of the Company or its Subsidiaries, all liens on the property or assets of OpCo or its Subsidiaries under such Indebtedness shall have been released, and Seller shall have received evidence thereof reasonably satisfactory to Seller.
ARTICLE IX
INDEMNIFICATION
          Section 9.1 Indemnification of Buyer Group Members.
          (a) Subject to the provisions of this Article IX, from and after the Closing, each Buyer Group Member shall be indemnified and held harmless, jointly and severally, by the OpCo Indemnitors from and against any and all Losses and Expenses incurred by any such Buyer Group Member in connection with or arising from:
          (i) any breach by Seller of any of its covenants (other than any breach by Seller of any of its covenants contained in Section 6.1, which shall be governed solely by Section 6.1), or any failure of Seller or OpCo to perform any of their respective obligations (other than any failure of Seller or OpCo to perform any obligations contained in Section 6.1, which shall be governed solely by Section 6.1), in this Agreement, or any Seller Ancillary Agreement (other than the Amended and Restated OpCo LLC Agreement);

          (ii) any breach or inaccuracy of any representation or warranty of Seller contained or referred to in this Agreement on the date hereof or as of the Closing Date, as though made on the Closing Date (other than any representation or warranty contained in Section 3.8) or in any certificate delivered by or on behalf of Seller pursuant hereto on the date hereof or as of the Closing Date as though made on the Closing Date;
          (iii) any failure by Seller to obtain, prior to the Closing, any consent, approval or waiver set forth on Schedule 9.1(a)(iii) required to be obtained to assign and transfer the Membership Interests or otherwise consummate the transactions contemplated hereby or by the Reorganization Agreement, unless such failure is primarily caused by Buyer’s actions or omissions;
          (iv) any Transaction Costs of the Company that are not included in the calculation of the final determination of the Closing Consideration;
          (v) the management and operation of the businesses of the Company and its Subsidiaries or the ownership, operation or use of the assets of the Company, its Subsidiaries, or any predecessors to the Company or its Subsidiaries, in each case, at or before the Closing (including all employee liabilities; all liabilities arising under any Environmental Law, including liabilities related to or arising out of (A) the Release prior to the Closing of any Hazardous Materials at Real Property or Former Real Property; (B) the disposal or arrangement for same at any location other than Real Property or Former Real Property, prior to the Closing, of Hazardous Materials generated by the Company or any of its Subsidiaries, or (C) the actual or alleged violation of any Environmental Law; all professional liability/general liability claims, whether or not such claims are actually covered by any existing professional liability/general liability policies); and
          (vi) any (A) monetary Encumbrance on title to any Real Property or (B) non-monetary Encumbrance on title to any Real Property that materially adversely affects the operation of the applicable Facility, in each case, (i) which is not disclosed by Existing Title Policies Delivered to Buyer, (ii) did not become an Encumbrance prior to the effective date of the applicable Existing Title Policies, and (iii) first became an Encumbrance after the effective date of the applicable Existing Title Policies but prior to the Closing Date;
provided, however, that (A) no Buyer Group Member shall be indemnified or held harmless under Section 9.1(a)(ii), or for a breach of solely the covenants contained in the third sentence of Section 5.2 and Section 5.5(a) under Section 9.1(a)(i), with respect to (i) Losses and Expenses incurred by Buyer Group Members (other than with respect to Losses and Expenses incurred by Buyer Group Members as a result of any breach or inaccuracy of any representation or warranty contained in Sections 3.1(a) — (d) (Organization and Authority), Section 3.2 (Capital Structure) and Section 3.25 (No Finder), such representations and warranties being the “Company Fundamental Representations”) unless and until (x) an individual Loss and Expense exceeds $50,000 (a “De Minimis Loss”) and (y) the aggregate amount of Losses and Expenses subject to indemnification (taking into account only Losses and Expenses in excess of a De Minimis Loss) exceeds $7,000,000 (the “Deductible”) or (ii) any Indemnity Claim after the date that is fifteen (15) months after the Closing Date (such fifteen (15) month period, the “Claim Period”) (other than with respect to Losses and Expenses incurred by Buyer Group Members as a result of any breach or inaccuracy of any Company Fundamental Representation); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed; provided, further, however, that the Company Fundamental Representations and the indemnification obligations contained in Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v) and Section 9.1(a)(vi) shall survive the Closing indefinitely; provided, further, however, that the indemnification obligations contained in Section 6.1(a)(i) shall survive the Closing as described in Section 6.1(a)(i); provided, further, however, that the indemnification of Buyer Group Members shall continue as to any Loss or Expense of which any Buyer Group Member has timely given Seller a Claim Notice in accordance with the requirements of Section 9.3 on or prior to the last date on which such indemnification claim may be made under the foregoing provisions of this Section 9.1(a), as to which the right of the Buyer Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article IX, and all Buyer Group Members shall have been reimbursed for the full amount of such Loss and Expense, if any, as to which they are entitled to indemnification in accordance with this Article IX and (B) the aggregate amount required to be paid to Buyer and the Buyer Group Members pursuant to Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iii), and Section 9.1(a)(v) (other than Losses and Expenses incurred as a result of any breach or inaccuracy of any Company Fundamental Representation) shall not exceed $120,000,000.
          (b) For purposes of this Section 9.1 and for purposes of determining whether a Buyer Group Member is entitled to indemnification pursuant to Section 9.1(a), any inaccuracy in or breach of any representation or warranty made by Seller contained in this Agreement (other than Section 3.6(a)) or in any document or certificate delivered or made available in connection herewith shall be determined without regard to any qualification as to “Material Adverse Change” or “materiality” set forth in such representation or warranty or in any document delivered or made available in connection herewith, and all references to the terms “material”, “materiality”, “materially”, “Material Adverse Change”, “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct; provided; however, that any such qualifications or terms included in the definition of “Permitted Encumbrances” incorporated in such representations and warranties shall not be so ignored.
          Section 9.2 Indemnification of Seller.
          (a) Subject to the provisions of this Article IX, from and after the Closing Date, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by any such Seller Group Member in connection with or arising from:
          (i) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement (other than any breach by Buyer of its covenants, agreements or obligations set forth in Section 6.1, which shall be governed solely by Section 6.1) or any Buyer Ancillary Agreement; or

          (ii) any breach or inaccuracy of any representation or warranty of Buyer contained or referred to in this Agreement on the date hereof or as of the Closing Date, as though made on the Closing Date or in any certificate delivered by or on behalf of Buyer pursuant hereto on the date hereof or as of the Closing Date as though made on the Closing Date;
provided, however, that no Seller Group Member shall be indemnified or held harmless under Section 9.2(a)(ii) with respect to Losses and Expenses incurred by Seller Group Member (other than Losses and Expenses incurred as a result of any breach or inaccuracy of any representation or warranty contained in Section 4.1 (Organization) and Section 4.2(a) (Authority) unless and until (A) an individual Loss and Expense exceeds a De Minimis Loss and (B) the aggregate amount of Losses and Expenses subject to indemnification (taking into account only Losses and Expenses in excess of a De Minimis Loss) exceeds the Deductible; provided, further, that nothing in this Section 9.2(a) shall limit Buyer’s liability with respect to any claims for the payment of Closing Consideration pursuant to Article II of this Agreement.
          (b) The indemnification provided for in Section 9.2(a) shall survive for the Claim Period (and no claims shall be made by any Seller Group Member under Section 9.2(a) thereafter); provided, however that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed, provided, further, that Section 4.1 and Section 4.2(a) shall survive the Closing indefinitely; provided, further, however, that the indemnification of Seller Group Members shall continue as to any Loss or Expense of which any Seller Group Member has timely given Buyer a Claim Notice in accordance with the requirements of Section 9.3 on or prior to the date on which such indemnification claim may be made under the foregoing provisions of this Section 9.2(b), as to which the right of the Seller Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article IX, and all Seller Group Members shall have been reimbursed for the full amount of such Loss and Expense as to which they are entitled to indemnification in accordance with this Article IX.
          (c) For purposes of this Section 9.2 and for purposes of determining whether Seller is entitled to indemnification pursuant to Section 9.2(a), any inaccuracy in or breach of any representation or warranty made by Buyer contained in this Agreement or in any document or certificate delivered or made available in connection herewith shall be determined without regard to any qualification as to “materiality” set forth in such representation or warranty or in any document delivered or made available in connection herewith, and all references to the terms “material”, “materiality”, “materially” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct; provided; however, that any such qualifications or terms included in the definition of “Permitted Encumbrances” incorporated in such representations and warranties shall not be so ignored.
          Section 9.3 Notice of Claims.
          (a) Any Buyer Group Member seeking indemnification hereunder (an “Indemnity Claim”) shall give to OpCo and any Seller Group Member seeking indemnification hereunder shall give to Buyer, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other Contract, document or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought (each, a “Third-Person Claim”) shall be given promptly and in any event within fifteen (15) days after the action or suit is commenced. The failure of any Seller Group Member or Buyer Group Member seeking indemnification hereunder (each, an “Indemnified Party”) to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually prejudicial to the rights and obligations of the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”).
          (b) Subject to the provisions of this Article IX, after the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; or (ii) by the final judgment or decree of a court, which shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
          (c) Upon the determination of any amount of indemnification payable to the Indemnified Party pursuant to Section 9.3(b), if cash remains in the Indemnity Escrow, Buyer and Seller shall instruct the Escrow Agent to distribute cash from the Indemnity Escrow to the Person or Persons entitled thereto in accordance with the terms of this Agreement.
          (d) Notwithstanding the foregoing, the procedures with respect to notice of claims for any and all matters relating to Taxes shall be governed exclusively by Section 6.1 and shall not be governed by the above provisions of this Section 9.3.
          Section 9.4 Third-Person Claims.
          (a) The Indemnitor shall have the right to conduct and control, in good faith and at its expense, through counsel of its choosing, the defense, compromise or settlement of any Third-Person Claim by delivering written notice to the Indemnified Party within thirty (30) days after the Indemnitor’s receipt of the Claim Notice relating to such Third-Person Claim; provided, however, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof; provided, further, that notwithstanding the foregoing, the Indemnitor will bear the reasonable expenses of one such separate counsel to the Indemnified Party in each jurisdiction (and shall pay such expenses as incurred) if the defendants in, or targets of, any such Action include both the Indemnified Party and the Indemnitor, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnitor or that representation by the same counsel is or is reasonably likely to be a conflict of interest; and provided, further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld, conditioned or delayed) pay, compromise or settle any such Third-Person Claim unless such payment, settlement or compromise is solely for monetary damages, by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such Third-Person Claim and includes an unconditional release of the Indemnified Party from all liability arising out of such Third-Person Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third-Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder. Notwithstanding anything contained herein to the contrary, the Indemnitor shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement or compromise of (but the Indemnitor shall nevertheless be required to pay all Losses and Expenses incurred by the Indemnified Party in connection with such defense, settlement or compromise to the extent required pursuant to this Article IX): (i) any Third-Person Claim that seeks only an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates that does not involve the payment of money other than in a de minimis amount or (ii) any Third-Person Claim reasonably expected to have a material adverse financial impact on such Indemnified Party’s business relationship with such Third-Person or its Affiliates that is materially greater than the amount that would be reasonably expected to be indemnified by the Indemnitor if such Third-Person Claim were adversely determined against such Indemnified Party and Indemnitor.
          (b) If the Indemnitor elects not to assume the defense, settlement or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided or, at any time after assuming such defense, fails to diligently defend against such Third-Person Claim in good faith or fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third-Person Claim (taking into account the balance of the Indemnity Escrow), the Indemnified Party may, at the Indemnitor’s expense, pay, defend, settle or compromise such asserted liability (but the Indemnitor shall nevertheless be required to pay all Losses and Expenses incurred by the Indemnified Party in connection with such payment, defense, settlement or compromise to the extent required pursuant hereto, subject to the limitations on such Indemnitor’s indemnification obligations hereunder); provided, however, that no Indemnified Party will, without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed) settle or compromise or consent to the entry of any judgment with respect to any Third-Person Claim; provided, further, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Person Claim as to which the Indemnitor is not conducting and controlling the defense thereof pursuant to this Section 9.4(b). In connection with any defense of a Third-Person Claim (whether by the Indemnitor or the Indemnified Party), each of OpCo and Buyer shall, and shall cause their respective Affiliates to, cooperate in good faith in the defense or prosecution thereof, including providing the Indemnitor and its representatives reasonable access during normal business hours, to all personnel who may have knowledge of the facts and circumstances, and to all their respective properties, books, Contracts, commitments and records, relating to any claim by an Indemnified Party and to retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.
          (c) Notwithstanding the foregoing, the procedures with respect to the conduct and control of the defense, compromise or settlement of any Third-Person Claim for any and all matters relating to Taxes shall be governed exclusively by Section 6.1 and shall not be governed by the above provisions of this Section 9.4.
          Section 9.5 No Contribution by the Company. For the avoidance of doubt, Seller may not seek contribution from the Company with respect to any indemnification obligation hereunder.
          Section 9.6 Application of Escrow. Any indemnification obligations of the OpCo Indemnitors under this Article IX shall be paid first from the Indemnity Escrow and, after the Indemnity Escrow has been depleted or is subject to pending Indemnity Claims in excess of the then-current balance in the Indemnity Escrow, then recovered directly from OpCo Indemnitors, subject to the limitations set forth in this Article IX.
          Section 9.7 Limitations. Following the Closing, the indemnification obligations of the parties under this Article IX shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) with respect to this Agreement, and for Losses and Expenses in connection with this Agreement, except with respect to equitable remedies or in the case of claims relating to fraud; provided, however, that nothing in this Section 9.7 shall in any way limit or preclude any method of recovery or recourse against any party for breaches of this Agreement by such party prior to the Closing Date, including pursuant to Section 11.15. Notwithstanding anything contained herein to the contrary, no Indemnitor shall be liable for any punitive or exemplary damages, except for punitive or exemplary damages actually paid to a third party in a Third-Person Claim by an Indemnified Party. Any liability for indemnification under this Agreement shall be determined without duplication of recovery (i) due to facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, (ii) due to facts giving rise to such liability under more than one of Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v) or Section 9.1(a)(vi), (iii) due to facts taken into account in determining any adjustment to the Closing Consideration or (iv) any Losses, liabilities or payments pursuant to the Reorganization Agreement.
          Section 9.8 Adjustments to Purchase Price; Net Recovery; Duty to Mitigate.
          (a) Notwithstanding any provision herein to the contrary: (i) any Losses or Expenses paid to an Indemnified Party under this Article IX or Section 6.1 shall be deemed adjustments to the aggregate purchase price paid for the Membership Interests; and (ii) Losses or Expenses payable to an Indemnified Party under this Article IX or Section 6.1 shall be determined net of (A) any recovery actually received by any Indemnified Party (or, with respect to the Company as an Indemnified Party, by any of its Subsidiaries), including from any insurer or any seller of assets or securities to the Company or any of its Subsidiaries; provided, however, that where receipt has not yet occurred, no adjustment shall be made until the time of such receipt (at which time the amount of any overpayment shall be immediately returned), and (B) any net Tax benefit actually realized by any Indemnified Party (or, with respect to the Company as an Indemnified Party, by any of its Subsidiaries) due to such Losses or Expenses in a Tax year in which such Losses or Expenses were incurred or as the result of the receipt of an indemnity payment by an Indemnified Party pursuant to this Article IX or Section 6.1 in that same Tax year. Buyer shall exercise reasonable best efforts to recover any amounts available to offset any

Losses or Expenses payable from the Indemnity Escrow hereunder, including from any insurer, any Tax Authority, or any seller of assets or securities to the Company or any of its Subsidiaries; provided, however, that in connection with the efforts to recover amounts to offset such Losses or Expenses, Buyer, the Company and its Subsidiaries shall not be required to (x) incur any out-of-pocket costs or expenses or pay any other amounts to third parties, (y) make any claims or initiate any legal proceedings against third parties or (z) take any other action to the extent such action would adversely affect such party in any material respect. If any Indemnified Party receives any indemnification payment pursuant to this Article IX or Section 6.1, at the election of the Indemnitor, such Indemnified Party shall use commercially reasonable efforts to assign to the Indemnitor all of its claims for recovery against third persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.
          (b) An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses or Expenses for which it is entitled to indemnification pursuant to this Article IX for which the Indemnified Party is entitled to indemnification before such Losses or Expenses actually are incurred by the Indemnified Party.
ARTICLE X
TERMINATION
          Section 10.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Buyer and Seller;
          (b) by Buyer in the event of any breach by Seller of any of its representations, warranties, covenants or other agreements contained herein, or if any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 7.1 not being satisfied (a “Terminating Seller Breach”) and (ii) shall not have been cured within thirty (30) days after receipt of notice from Buyer requesting such Terminating Seller Breach to be cured;
          (c) by Seller in the event of any breach by Buyer of any of its representations, warranties, covenants or other agreements contained herein, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement in each case which breach, untruth or inaccuracy (i) would result in Section 8.1 not being satisfied (a “Terminating Buyer Breach”) and (ii) shall not have been cured within thirty (30) days after receipt of notice from Seller requesting such Terminating Buyer Breach to be cured;
          (d) by any party hereto if any court of competent jurisdiction in the United States or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (e) by Buyer or Seller if the Closing shall not have occurred on or before the Outside Date (or such later date as may be mutually agreed to by the Company and Buyer); provided that if on the Outside Date, the conditions to Closing set forth in Section 7.4 or Section 8.3 shall not have been satisfied but remain capable of satisfaction and each of the other conditions to Closing set forth in Article VII and Article VIII has been satisfied or waived or remains capable of satisfaction, then either Buyer or Seller may, by written notice to the other, extend the termination date to the Final Outside Date; provided further that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the Closing not occurring on or before such date.
          Section 10.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.
          Section 10.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than Article XI (other than Section 11.1)) shall be terminated without further liability of any party to the others; provided that nothing herein shall relieve any party from liability for its willful or intentional breach of this Agreement.
ARTICLE XI
GENERAL PROVISIONS
          Section 11.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, the representations and warranties contained in Article III and Article IV shall survive for the period of time set forth in Article IX. Except as otherwise provided herein (including without limitation as provided in Article IX), no claim shall be made for the breach of any representation or warranty contained in Article III or Article IV or under any certificate delivered with respect thereto under this Agreement after the date on which such representation or warranty terminates as set forth in the preceding sentence and in Article IX.
          Section 11.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors, lenders or Affiliates, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated by this Agreement; provided, however, that after the Closing, Buyer may use or disclose any confidential information reasonably related to the Company or its assets or business (excluding OpCo and its assets held and business operated after the Closing). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or its agents, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed and after prior notice has been given to the other party or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, but only after prior notice has been given to the other party.
          Section 11.3 No Public Announcement. Prior to the Closing, neither Buyer, Seller, OpCo nor the Company (nor any of their respective Affiliates) shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that the any party shall be so obligated by law, in which case such party shall first advise each other party thereof and the parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations. Following the Closing, neither Seller, OpCo nor any of their Affiliates shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall advise Buyer thereof and the parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued.
          Section 11.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail or by private overnight courier or facsimile (with receipt confirmed telephonically) addressed as follows:
          If to Buyer to:
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615
Telephone: 419-247-2800
Fax: 419-247-2826
Attention: General Counsel

          with copies to (which shall not constitute notice):
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Telephone: 312-853-4573
Fax: 312-853-7036
Attention: David J. Zampa
                 Matthew G. McQueen
          and
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604-5573
Telephone: 419-321-1313
Fax: 419-241-6894
Attention: Mary Ellen Pisanelli
          If to Seller or OpCo to:
FC-GEN Operations Investment, LLC
101 East State Street
Kennett Square, Pennsylvania 19348
Telephone: 610-444-6350
Fax: 610-925-4100
Attention: Chief Executive Officer
          with copies to (which shall not constitute notice):
FC-GEN Operations Investment, LLC
101 East State Street
Kennett Square, Pennsylvania 19348
Telephone: 610-444-6350
Fax: 484-733-5449
Attention: Law Department
          and
Skadden, Arps, Slate Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telephone: 212-735-3000
Fax: 212-735-2000
Attention: Thomas H. Kennedy
                 Jeremy London

          and
Williams Mullen
Williams Mullen Center
200 South 10th Street
Suite 1600
Richmond, Virginia 23219
Telephone: 804-420-6000
Fax: 804-420-6507
Attention: Lawrence R. Siegel
                 Robert C. Dewar
or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 11.4. Any such notice shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, two (2) Business Days after being mailed, (c) if delivered by a private courier, one (1) Business Day after being sent to such delivery service, or (d) if sent via facsimile, as of the date of telephonic confirmation of receipt.
          Section 11.5 Successors and Assigns.
          (a) The rights and obligations of each party hereto under this Agreement shall not be assignable by such party prior to the Closing without the written consent of the other parties hereto, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of any other parties hereto, to any Person all of the outstanding equity or ownership interests of which are owned or controlled by Buyer, provided that (i) the assignee shall assume in writing all of Buyer’s obligations hereunder and a copy of such assignment and assumption shall be provided to Seller and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment. Following the Closing, any party hereto may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, including, in the case of Buyer, any permitted assignee pursuant to Section 11.5(a) as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted by this Section 11.5 and any Indemnified Party) that is not a party hereto any right, remedy or claim under or by reason of this Agreement; provided, however, that it is expressly acknowledged and agreed that the Indemnified Parties shall be third-party beneficiaries of Article IX.
          Section 11.6 Entire Agreement; Amendments.
          (a) This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto or thereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings and letters of intent between or among any of the parties hereto or thereto.
     (b) This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
     Section 11.7 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
     Section 11.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     Section 11.9 Expenses. Subject to Section 6.1 herein, each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants, investment bankers and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Transaction Costs”); provided, however, that Buyer shall pay for all third party reports, title policies and survey updates and any costs incurred in connection with Indebtedness of the Company; provided, further, that in the event the Closing does not occur (other than as a result of a termination by Seller pursuant to Section 10.1(c)), Seller shall cause the Company to purchase from Buyer any third party reports ordered and received by Buyer with respect to the Facilities which expressly provide that they may be relied upon by Seller, the Company and their successors, for an amount equal to Buyer’s cost of such third party reports. The term “Transaction Cost” shall include any change-in-control or similar payments (excluding severance payments) payable to Company employees or service providers, pursuant to employment or consulting agreements binding the Company that were entered into prior to the Closing, that are triggered by the consummation or closing of the transaction hereby contemplated.
     Section 11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     Section 11.11 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.
     Section 11.12 Further Assurances. From time to time after the Closing, Seller shall execute and deliver, or cause to be executed and delivered to Buyer, such deeds and other instruments of conveyance and transfer as Buyer may reasonably request and to take or cause to be taken such further or other action as shall be necessary or desirable in order to more effectively convey and transfer to Buyer the Membership Interests.
     Section 11.13 Governing Law; Submission to Jurisdiction.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     (b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any other court of the State of Delaware and any Federal court sitting in the State of Delaware (and of the appropriate appellate courts from any of the foregoing courts) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 11.14 Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any indemnification amount paid to any Buyer Group Member pursuant this Agreement in any tax year exceed the maximum amount that can be paid in such year without causing any Buyer Group Member to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”) as determined by independent accountants to Buyer. If the amount payable for any tax year under the preceding sentence is less than the amount which Seller would otherwise be obligated to pay to the indemnified Buyer Group Member pursuant to this Agreement (the “Indemnifiable Amount”), the indemnified Buyer Group Member shall so notify Seller, and Seller shall (at the indemnified Buyer Group Member’s sole cost and expense) place the remaining portion of the indemnification payment in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the indemnified Buyer Group Member, and the indemnified Buyer Group Member shall not be entitled to any such amount, unless and until Seller and escrow holder receive (all at the indemnified Buyer Group Member’s sole cost and expense) notice from Buyer, together with either (a) an opinion of Buyer’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income or (b) a letter from Buyer’s independent accountants indicating the maximum amount that can be paid at that time to the indemnified Buyer Group Member without causing any indemnified Buyer Group Member to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to Buyer or an opinion of Buyer’s tax counsel to the effect that such payment would not be treated as includible in the income of the applicable indemnified Buyer Group Member for any prior taxable year, in which event the escrow holder shall pay such maximum amount. Seller’s and escrow holder’s obligation to pay any unpaid portion of such indemnification amount shall terminate ten (10) years from the date of this Agreement and, upon such date, escrow holder shall remit any remaining funds in escrow to Seller and Seller shall have no obligation to make any further payments to the indemnified Buyer Group Member notwithstanding that the entire indemnification amount has not been paid as of such date.
     Section 11.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith and this right shall include the right of Seller to cause Buyer to consummate the transactions contemplated hereby if the conditions set forth in Article VII and Article VIII have been satisfied or waived (by the party entitled to waive such conditions) (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). The parties further agree that (a) by seeking the remedies provided for in this Section 11.15, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that the remedies provided for in this Section 11.15 are not available or otherwise are not granted and (b) nothing contained in this Section 11.15 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.15 before exercising any termination right under Article X (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 11.15 or anything contained in this Section 11.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.
ARTICLE XII
DEFINITIONS
     Section 12.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms.
     “Accounting Firm” has the meaning specified in Section 1.4(d).
     “Acquisition Proposal” has the meaning specified in Section 5.6(c).
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Body.
     “Actual Net Prorations” has the meaning specified in Section 1.2(a).
     “Additional Real Property” means that certain owned or leased land and all easements, licenses, rights, hereditaments and appurtenances related to the foregoing, of the Company and its Subsidiaries, as disclosed in Part B of Schedule 3.10(a).
     “Additional Reimbursements” has the meaning specified in Section 5.11.
     “Adventist Portfolio Letter Agreement” is the Adventist Portfolio Letter Agreement in the form attached hereto as Exhibit E.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, it being understood that the Company and its Subsidiaries (excluding OpCo and its Subsidiaries) shall be Affiliates of Buyer after the Closing.

     “Agreed Accounting Principles” means GAAP; provided, that to the extent multiple principles may be applicable, such principles shall be applied on a basis consistent with the Interim Balance Sheet.
     “Agreed Adjustments” has the meaning specified in Section 1.4(c).
     “Agreement” has the meaning specified in the first paragraph of this Agreement.
     “Alternative Financing” has the meaning specified in Section 5.12.
     “Amended and Restated OpCo LLC Agreement” is the Amended and Restated OpCo LLC Agreement in the form attached hereto as Exhibit F.
     “Bed Cap Agreement” has the meaning specified in Section 2.4(s).
     “Bridge Commitment” has the meaning specified in Section 4.3.
     “Bridge Financing” has the meaning specified in Section 4.3.
     “Business Day” means any day, other than a Saturday, Sunday or any other date in which banks located in New York, New York are closed for business as a result of a federal, state or local holiday.
     “Buyer” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Ancillary Agreements” means the Escrow Agreement, the Call and Exchange Agreement, the Adventist Portfolio Letter Agreement, the Meridian 7 Master Lease Agreement, the PropCo Subleases, the Bed Cap Agreement, the Sandy River Portfolio Agreement, the Excluded JV Interests Agreement and the OpCo Reorganization Agreement.
     “Buyer Funded Escrow Amount” means $118,000,000, as such amount may be adjusted by reason of the adjustment of the Tax Escrow Amount pursuant to Section 6.1(c)(i), consisting of (i) the Indemnity Amount, (ii) the Excluded JV Interests Amount and (iii) the Buyer Funded Tax Escrow Amount.
     “Buyer Funded Tax Escrow Amount” means $28,000,000 of the Tax Escrow Amount, as such amount may be adjusted pursuant to Section 6.1(c)(i).
     “Buyer Group Member” means (i) Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing), (ii) their respective directors, officers, employees, agents, attorneys and consultants and (iii) successors and assigns of the foregoing.
     “Buyer SEC Documents” means all forms, documents and reports filed by Buyer with the Securities and Exchange Commission since January 1, 2010.
     “Call and Exchange Agreement” means the call and exchange agreement in the form attached as Exhibit A, granting to Buyer the option to acquire a 9.9% ownership interest in OpCo subject to the terms set forth therein.
     “Cash and Cash Equivalents” of any person as of any date means the cash and cash equivalents, required to be reflected as cash and cash equivalents, on a consolidated balance sheet of such person and its Subsidiaries as of such date prepared in accordance with GAAP and with respect to Seller, the Company and its Subsidiaries, shall include Cash and Cash Equivalents as of immediately prior to the Closing in any cash collateral account related to Indebtedness of the Company and its Subsidiaries excluding such Cash and Cash Equivalents that have been returned to Seller or OpCo directly by the holders of such Indebtedness.
     “Claim Notice” has the meaning specified in Section 9.3(a).
     “Claim Period” has the meaning specified in Section 9.1(a).
     “Closing” has the meaning specified in Section 2.1.
     “Closing Balance Sheet” has the meaning specified in Section 1.4(b).
     “Closing Consideration” has the meaning specified in Section 1.2(c).
     “Closing Date” has the meaning specified in Section 2.1.
     “Closing Date Debt” has the meaning specified in Section 1.2(b).
     “Closing Date Valuation Opinion” has the meaning specified in Section 1.7.
     “Closing Payment Amount” has the meaning specified in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning specified in the first Recital of this Agreement.
     “Company Agreements” has the meaning specified in Section 3.14.
     “Company Audited 2010 Financial Statements” has the meaning specified in Section 5.7.
     “Company Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, foreign plan, program, policy or Contract, including any pension, retirement, profit-sharing, thrift, savings, or bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, flexible spending account or scholarship program, maintained by the Company or an ERISA Affiliate, or to which the Company or an ERISA Affiliate is obligated to contribute, on behalf of current or former officers, managers or employees of the Company or any of its Subsidiaries involved in the business.
     “Company Certificate” has the meaning specified in Section 2.4(a).
     “Company Credit Agreements” means (i) the Amended and Restated Credit Agreement, dated as of September 25, 2009, by and among Genesis HealthCare Corporation, and each of its direct and indirect subsidiaries listed on Annex I thereto, and each Person becoming a party thereto in accordance with Section 7.10 thereof, FC-GEN Acquisition, Inc., the Lenders (as defined therein), the L/C Issuers (as defined therein) and General Electric Capital Corporation, as Administrative Agent and Collateral Agent for the Lenders and L/C Issuers and (ii) the Second Amended and Restated Mezzanine Term Loan Agreement, dated as of September 25, 2009, by and among the Company and each Person becoming a party thereto as a Borrower (as defined therein), the Lenders (as defined therein) and CapitalSource Financing LLC, as Administrative Agent and Collateral Agent for the Lenders.
     “Company Fundamental Representations” has the meaning specified in Section 9.1(a).
     “Company Intellectual Property” has the meaning specified in Section 3.11(a).
     “Company Operating Agreement” has the meaning specified in Section 2.4(c).
     “Company Transaction Cost Amount” means the aggregate amount of Transaction Costs that have been or will be incurred by the Company or any of its Subsidiaries at or prior to the Closing and that have not, as of the date of the delivery of the Price Calculation, been paid by the Company or any of such

Subsidiaries and shall include documentary fees and recording costs incurred in connection with the transactions contemplated hereby and the amount of Transfer Taxes to be paid by the Company pursuant to Section 6.1(h).
     “Construction Projects” has the meaning specified in Section 3.10(e).
     “Contract” means any contract, agreement, lease, license, sublicense, commitment, understanding and arrangement, including any amendment thereto, invoice, purchase order, bid and quotation, whether written or oral.
     “Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.
     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.
     “De Minimis Loss” has the meaning specified in Section 9.1(a).
     “Deductible” has the meaning specified in Section 9.1(a).
     “Delivered” means actually provided or made available through the online dataroom maintained by the Company in connection with the transactions contemplated by this Agreement.
     “Divestiture Agreement” has the meaning specified in Section 5.18.
     “Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, right of way, easement, conditional sale or other title retention Contract, defect or imperfection in title or encroachment.
     “Environmental Laws” means any and all applicable international, national, regional and local treaties, statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits or licenses relating to human health (in connection with exposure to Hazardous Materials), protection of the environment or emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment including ambient air, surface water, ground water, facilities, structures or land, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.;(c) the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (d) the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; (e) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (f) the Occupational Safety and Health Act of 1976, 29 U.S.C. §§ 651 et seq. (but only with respect to work place exposure to Hazardous Materials); and (g) all applicable equivalent or similar laws or regulations of non-U.S. jurisdictions.
     “Environmental Permits” has the meaning specified in Section 3.18(c).
     “Environmental Reports” has the meaning specified in Section 3.18(f).
     “Equity Interests” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity which, together with another entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     “Escrow Account” has the meaning specified in Section 2.3(c).
     “Escrow Agent” has the meaning specified in Section 2.2.
     “Escrow Agreement” has the meaning specified in Section 2.2.
     “Escrow Amount” has the meaning specified in Section 2.3(c).
     “Estimated Closing Consideration” has the meaning specified in Section 1.3.
     “Estimated Net Prorations” has the meaning specified in Section 1.3.
     “Excluded Facility” means any facility listed on Part C of Schedule 3.10(a).
     “Excluded JV Interests” means the interests held by the Company or its Subsidiaries in each of Care Haven Associates Limited Partnership, Glenmark Properties I, Limited Partnership and Marlinton Associates Limited Partnership.
     “Excluded JV Interests Agreement” has the meaning specified in Section 2.4(u).

     “Excluded JV Interests Escrow” means the escrow through which the Excluded JV Interests Escrow Amount secures all or a portion of Seller’s obligations under the Excluded JV Interests Agreement.
     “Excluded JV Interests Escrow Amount” means $10,000,000, which amount shall be reduced at Closing to the extent of any WV JV Acquisitions (as defined in the Excluded JV Interests Agreement) have been consummated prior to the Closing, in an amount equal to the cash consideration paid by the Company or its Subsidiaries in such WV JV Acquisitions.
     “Existing Title Policy” has the meaning specified in Section 3.10(b).
     “Expenses” means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
     “Facilities” means those facilities set forth on Part A of Schedule 3.10(a), which facilities are directly or indirectly owned, leased or subleased by the Company or any of its Subsidiaries.
     “FF&E and Tangible Personal Property” means all furniture, furnishings, fixtures, fittings, rugs, mats, draperies, carpeting, appliances, signage, devices, telephone and other communications equipment, artwork, televisions and other audio and video equipment, computers, electrical, mechanical, HVAC and plumbing fixtures and cabling and other equipment and other tangible personal property located in or used in the operation of the Real Property.
     “Final Company Consolidated Tax Return” has the meaning specified in Section 6.1(b)(i)(A).
     “Final Outside Date” means November 28, 2011.
     “Financial Statements” has the meaning specified in Section 3.4.
     “Former Real Property” means (i) each parcel of real property owned, leased or operated by the Company or any of its Subsidiaries at any time in the past and (ii) each parcel of real property owned, leased or operated by the Company or any of its Subsidiaries that does not relate to the Facilities.
     “GAAP” means the generally accepted accounting principles used in the United States of America, consistently applied.
     “Genesis Funded Tax Escrow Amount” means $9,000,000 of the Tax Escrow Amount, as such amount may be adjusted pursuant to Section 6.1(c)(i).

     “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
     “Governmental Permits” has the meaning specified in Section 3.9(a).
     “Hazardous Materials” means any material that is toxic, ignitable, reactive, corrosive, radioactive, caustic, capable of causing harm to human health or the environment or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls and asbestos, regulated under, or which is the subject of, applicable Environmental Laws.
     “Heritage Center Option” has the meaning specified in Section 2.4(r).
     “Impositions” means all real estate Taxes, special and benefit assessments, sewer rents, charges for water, sewer, telephone, gas and electricity utilities, personal property Taxes and all other Taxes, assessments and charges of every kind which may affect the (a) tangible personal property, (b) real property, and (c) intangible property by virtue of any Requirements of Law.
     “Improvements” means all buildings, structures, fixtures and other improvements located on the Real Property.
     “Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligations that may be convertible into securities of the Company in satisfaction thereof that have not been so converted); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person, but only to the extent reimbursement obligations exist for draws made with respect thereto prior to Closing; (d) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person (valued on a market quotation basis); (e) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past business practices; (f) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (g) any indebtedness secured by an Encumbrance on a Person’s assets or (h) any guarantee or other contingent obligation (including obligations to repurchase, reimburse or keep well) in respect of the items set forth in the foregoing clauses (a) through (g).
     “Indemnifiable Amount” has the meaning specified in Section 11.14.

     “Indemnified Party” has the meaning specified in Section 9.3(a).
     “Indemnitor” has the meaning specified in Section 9.3(a).
     “Indemnity Claim” has the meaning specified in Section 9.3(a).
     “Indemnity Escrow” means the escrow through which the Indemnity Escrow Amount secures all or a portion of the payment of the indemnification obligations of OpCo Indemnitors set forth in Article VI and Article IX.
     “Indemnity Escrow Amount” means $80,000,000.
     “Insurance Policies” has the meaning specified in Section 3.16.
     “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
     “Interim Balance Sheet” has the meaning specified in Section 3.4.
     “Interim Balance Sheet Date” has the meaning specified in Section 3.6.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” will be deemed to be present when the matter in question was known, after reasonable inquiry, by the individuals listed in Schedule 1.1.
     “Lease Guarantees” means those certain guarantees listed on Schedule 3.13(h) provided by the Company or its Subsidiaries following the Closing in respect of leases to which, following Closing, OpCo or its Subsidiaries shall be lessees.
     “Leased Real Property” has the meaning specified in Section 3.10(a).
     “Leased Real Property Leases” has the meaning specified in Section 3.10(a).
     “Lenders” has the meaning specified in Section 4.3.
     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     “Master Lease Agreement” means the Master Lease Agreement in the form attached hereto as Exhibit D and all documents or instruments to be executed in connection therewith.
     “Material Adverse Change” means a change which would have a Material Adverse Effect on the relevant entity. For purposes of the definition of “Material Adverse Change” a violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on such relevant entity, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters (regardless of whether or not such violations, circumstances, changes, effects or other matters are inconsistent with or constitute a breach of any representation or warranty made by the Company in this Agreement) has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the relevant entity and its Subsidiaries, provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred or will or could be, a Material Adverse Effect: (i) any changes or effects resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events) unless the relevant entity and its Subsidiaries are materially and disproportionately affected thereby compared to other companies generally, (ii) any changes or effects resulting from or arising out of general market, economic or political conditions in the industries in which the relevant entity and its subsidiaries conduct business (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) unless the relevant entity and the its Subsidiaries are materially and disproportionately affected thereby compared to other industry participants generally, (iii) any changes or effects resulting from or arising out of actions taken pursuant to this Agreement or at the request of Buyer or any of their respective Affiliates or the failure to take any actions due to restrictions set forth in this Agreement if Buyer has refused to provide consent to the taking of such action, (iv) any changes or effects resulting from or arising out of any change in accounting requirements or principles or any change in applicable Requirements of Law, (v) any changes or effects resulting from the announcement (publicly or internally to the relevant entity’s personnel) of this Agreement and/or any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement and (vi) any failure of the relevant entity or its Subsidiaries to meet any projections, estimates or forecasts (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there had been, a Material Adverse Change if such facts and circumstances are not otherwise described in clauses (i) through (vi) of this definition).
     “Material Damages” and “Materially Damaged” have the meanings specified in Section 5.11.
     “Membership Interests” has the meaning specified in the first Recital of this Agreement.

     “Meridian 7 Master Lease Agreement” means the master lease agreement and all documents or instruments to be executed in connection therewith, in each case, in a form to be agreed between Buyer and Seller prior to Closing (acting reasonably), which Meridian 7 Master Lease Agreement shall provide for the sub-subleasing of the Meridian 7 Portfolio Leases from FC-JEN Leasing, LLC to Genesis Operations II, LLC on pass through economic terms and non-economic terms other than in respect of the purchase options which will remain with the applicable Subsidiaries of the Company (unless any such Subsidiary notifies Genesis Operations II, LLC of its intent not to exercise such purchase option, which notice must be provided one year prior to the option exercise date, in which event Genesis Operations II, LLC shall have the exclusive right to exercise the option).
     “Meridian 7 Portfolio” means (a) Corsica Hills Center, located at 205 Armstrong Ave, Centreville, MD, 21617, (b) Heritage Center, located at 7232 German Hill Road, Dundalk, MD 21222, (c) LaPlata Center, located at 1 Magnolia Drive, LaPlata , MD 20646, (d) Multi-Medical Center, located at 7700 York Road, Towson, MD 21204, (e) Severna Park Center, located at 24 Truckhouse Road, Severna Park, MD 21146, (f) Voorhees Center, located at 3001 Evesham Road, Vorhees, NJ 08043 and (g) Westfield Center, located at 1515 Lamberts Mill Road, Westfield, NJ 07090.
     “Meridian 7 Portfolio Leases” means those lease agreements, in force as of the date of this Agreement, which provide for the leasing of the properties which form part of the Meridian Portfolio to certain Subsidiaries of the Company.
     “New Commitment” has the meaning specified in Section 5.12.
     “New Title Policy” has the meaning specified in Section 5.10.
     “Notice Period” has the meaning specified in Section 1.4(b).
     “Occupancy Agreements” means all occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with each individual patient or resident of the Facilities located on the Real Property, and all amendments, modifications, supplements, renewals, and extensions thereof.
     “OpCo” has the meaning specified in the first paragraph of this Agreement.
     “OpCo Certificate” has the meaning specified in Section 2.4(a).
     “OpCo Entities” means each of OpCo and its Subsidiaries assuming the consummation of the transactions contemplated by the Reorganization Agreement and this Agreement have been so consummated, with OpCo and each such Subsidiary holding such assets and having such liabilities as contemplated by the Reorganization Agreement.

     “OpCo Fair Market Value” means the fair market value of OpCo determined in accordance with Section 1.7.
     “OpCo Guaranty” has the meaning specified in Section 2.4(q).
     “OpCo Indemnitors” means OpCo and, except as set forth on Schedule 12.1, the Subsidiaries of OpCo.
     “OpCo Reorganization Agreement” has the meaning specified in Section 2.4(v).
     “OpCo Subleases” has the meaning specified in Section 2.4(o).
     “Outside Date” means August 28, 2011.
     “Overestimate” has the meaning specified in Section 1.5(a).
     “Patent Rights” means United States and foreign patents and patent applications, including provisional applications, reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, patent disclosures, invention disclosures, industrial designs, inventions (whether or not patentable or reduced to practice), discoveries, and improvements thereto.
     “Payoff Amount” has the meaning specified in Section 5.8.
     “Payoff Letters” has the meaning specified in Section 5.8.
     “Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable as of the Closing Date or Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable as of the Closing Date and (c) other Encumbrances or imperfections of title that are not material, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement or any of the Seller Ancillary Agreements or the Buyer Ancillary Agreements, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.
     “Permitted Lease Agreement Subleases” has the meaning specified in Section 3.10(a).
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     “Pre-Closing Tax Period” means any Tax period ending at the close of business on, or before, the Closing Date.
     “Preliminary Accounting Report” has the meaning specified in Section 1.4(a)(iii).
     “Preliminary Closing Balance Sheet” has the meaning specified in Section 1.4(a)(i).
     “Preliminary Closing Consideration” has the meaning specified in Section 1.4(a)(ii).
     “Price Calculation” has the meaning specified in Section 1.3.
     “PropCo Entities” means each of the Company and its Subsidiaries assuming the consummation of the transactions contemplated by the Reorganization Agreement and this Agreement have been so consummated, with the Company and each such Subsidiary holding such assets and having such liabilities as contemplated by the Reorganization Agreement.
     “PropCo Subleases” means the intercompany subleases or sub-subleases between the master landlord under the Master Agreement and Subsidiaries of Buyer which shall own the fee title or hold the applicable leasehold interest in the Real Property following the Closing.
     “Prorated Assets” means all bonds and deposits related to utility service, prepaid rents, prepaid real estate and personal property Taxes, prepaid insurance premiums, and prepaid assessments or charges of any kind.
     “Qualifying Income” has the meaning specified in Section 11.14.
     “Real Property” means all land, buildings and other structures, facilities or improvements located thereon, all fixtures permanently affixed thereto, and all easement, licenses, rights, hereditaments and appurtenances related to the foregoing, of the Company and its Subsidiaries, in each case, to the extent the same relate to the Facilities.
     “Recorded Intellectual Property” means (a) registered patents and pending patent applications (including provisional applications); (b) registered trademarks, or service marks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the United States Patent and Trademark Office, the United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registration entities) or the corresponding offices of other U.S. and foreign jurisdictions.

     “REIT Requirements” has the meaning specified in Section 11.14.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.
     “Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Hazardous Materials that have been Released; (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
     “Reorganization” means those transactions contemplated by the Reorganization Agreement.
     “Reorganization Agreement” means the Master Transaction and Distribution Agreement in the form attached hereto as Exhibit G.
     “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, guidance, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, parking, subdivision, land use and Environmental Laws) or common law.
     “Rhode Island Facilities” means the facilities set forth on Part A of Schedule 3.10(a) located in the State of Rhode Island.
     “Sandy River Portfolio” means the eleven (11) properties more specifically described on Schedule 2 of the Sandy River Portfolio Agreement.
     “Sandy River Portfolio Agreement” has the meaning specified in Section 2.4(t).
     “Seller” has the meaning specified in the first paragraph of this Agreement.
     “Seller Ancillary Agreements” means the Reorganization Agreement, the Escrow Agreement, the Call and Exchange Agreement, the Adventist Portfolio Letter Agreement, the Amended and Restated OpCo LLC Agreement, the OpCo Subleases, the Meridian 7 Master Lease Agreement, the OpCo Guaranty, the Heritage Center Option, the Bed Cap Agreement, the Sandy River Portfolio Agreement, the Excluded JV Interests Agreement and the OpCo Reorganization Agreement.
     “Seller Certificate” has the meaning specified in Section 2.4(a).

     “Seller Disclosure Schedule” has the meaning specified in the first paragraph of Article III.
     “Seller Group Member” means (i) Seller and its Affiliates (including the Company and its Subsidiaries prior to the Closing and OpCo and its Subsidiaries after the Closing), (ii) their respective directors, officers, employees, agents, attorneys and consultants and (iii) successors and assigns of the foregoing.
     “Seller Operating Agreement” has the meaning specified in Section 2.4(c).
     “Solvent” means that, as of any date of determination and with respect to OpCo and its Subsidiaries, that (i) the Fair Value of the assets of OpCo and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) OpCo and its Subsidiaries taken as a whole is a going concern; (iii) OpCo and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature; and (iv) the remaining assets of OpCo, as of such date, will not be “unreasonably small” nor constitute an “unreasonably small capital” in relation to the business or transaction(s) in which it is engaged or is about to engage, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors. For the purpose of this definition, the following terms have the following meanings: “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of OpCo and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of OpCo and its Subsidiaries taken as a whole, as of the date of determination after giving effect to the consummation of the transactions contemplated by this Agreement and the Reorganization Agreement, determined in accordance with GAAP consistently applied; “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of OpCo and its Subsidiaries taken as a whole after giving effect to the transactions contemplated by this Agreement and the Reorganization Agreement (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of OpCo; and “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means as of the date of determination, OpCo and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
     “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

     “Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     “Subsidiary Certificate” has the meaning specified in Section 2.4(a).
     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:
     (a) any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed, in each case, by any Tax Authority; and
     (b) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement.
     “Tax Attributes” means the tax attributes described in Section 108(b)(2) of the Code, other than Section 108(b)(2)(E).
     “Tax Authority” means any federal, state, local or foreign government or any agency or political subdivision thereof responsible for the imposition or administration of any Tax.
     “Tax Escrow” means the escrow containing the Tax Escrow Amount to be used to pay the Taxes shown as due on the Final Company Consolidated Tax Return pursuant to Section 6.1(b)(i)(B).
     “Tax Escrow Amount” means $37,000,000, consisting of $28,000,000 funded by Buyer and $9,000,000 funded by Genesis HealthCare Corporation, as such amount may be adjusted pursuant to Section 6.1(c)(i).
     “Tax Proceeding” means any audit, assessment, proposed adjustment, notice of deficiency, litigation, dispute or other proceeding with respect to Taxes.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

     “Tax Sharing Arrangement” means any written agreement or arrangement to which the Company or any of its Subsidiaries is a party for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company or any of its Subsidiaries.
     “Terminating Buyer Breach” has the meaning specified in Section 10.1(c).
     “Terminating Seller Breach” has the meaning specified in Section 10.1(b).
     “Third-Person Claim” has the meaning specified in Section 9.3(a).
     “Trade Secrets” means confidential information, ideas, research and development, compositions of matter, trade secrets, know-how, concepts, methods, processes, formulae, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business plans, marketing plans, business proposals, marketing proposals, reports, data, mailing lists, business plans, drawings, functional specifications and other proprietary information that derives independent economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.
     “Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names, Internet domain names, moral rights and general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.
     “Transaction Costs” has the meaning specified in Section 11.9.
     “Transfer Taxes” has the meaning specified in Section 6.1(h).
     “Unaudited Q1 2011 Financial Statements” has the meaning specified in Section 5.7.
     “Unaudited Q2 2011 Financial Statements” has the meaning specified in Section 5.7.
     “Underestimate” has the meaning specified in Section 1.5(c).
     “Valuation Firm” means Ernst & Young LLP or another nationally recognized firm that is regularly engaged to render valuation opinions of the type described in Section 1.7 acceptable to both Buyer and Seller.

* * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

HEALTH CARE REIT, INC.
By:	/s/ Erin C. Ibele
	Name:	Erin C. Ibele
	Title:	Senior Vice President — Administration and Corporate Secretary

FC-GEN INVESTMENT, LLC

By:	FC Manager XI, LLC, its manager

By:	/s/ Christopher M. Sertich
	Name:	Christopher M. Sertich
	Title:	Manager

FC-GEN OPERATIONS INVESTMENT, LLC

By:	FC-GEN Acquisition Holding, LLC, its sole member

By:	/s/ Christopher M. Sertich
	Name:	Christopher M. Sertich
	Title:	Manager